Exhibit 10.1

Execution Copy

PURCHASE AND SALE AGREEMENT

between

FORESTAR PETROLEUM CORPORATION

AS SELLER

AND

DW SLATE, LLC

AS BUYER

DATED

APRIL 7, 2016

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

EXHIBIT LIST

Annex I	Defined Terms

Exhibit A	Leases and Lands

Exhibit B	Wells

Exhibit C	Form of Assignment, Bill of Sale and Conveyance

Exhibit D	Form of Certificate of Non-Foreign Status

Exhibit E	Form of Buyer’s Officer Certificate

Exhibit F	Form of Seller’s Officer Certificate

Exhibit G	Form of Seller Parent Guarantee

SCHEDULE LIST

Schedule 1.4(l)	Certain Excluded Assets

Schedule 2.2	Allocated Values

Schedule 4.1(d)	Permitted Encumbrances

Schedule 6.1(g)	Existing Claims and Litigation

Schedule 6.2(a)	AFEs

Schedule 6.2(b)	Material Agreements

Schedule 6.2(c)	Compliance with Laws

Schedule 6.2(e)	Environmental Matters

Schedule 6.2(g)	Consents and Preferential Rights

Schedule 6.2(m)	Rights to Production

Schedule 6.2(n)	Suspense Accounts

Schedule 6.2(o)	Bonds, Letters of Credit and Guarantees

Schedule 6.2(q)	Insurance

Schedule 8.1(b)	New Contracts or Amendments

Schedule 9.4	Tax Allocation Schedule

Schedule 14.2	Losses Retained by Seller

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”), dated April 7, 2016 (the “Execution Date”), is between Forestar Petroleum Corporation, a Delaware corporation, whose address is 6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas 78746 (“Seller”), and DW Slate, LLC, a Delaware limited liability company, whose address is 590 Madison Avenue, 9th Floor, New York, New York 10022 (“Buyer”).  Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties.”  Capitalized terms used in this Agreement have the meaning given such terms in Annex I to this Agreement.

RECITALS

A.            Seller owns and desires to sell the Assets (as defined in Section 1.3 below) to Buyer.

B.            Buyer desires to purchase the Assets from Seller.

C.            In order to induce Buyer to enter into this Agreement, Forestar Group Inc., a Delaware corporation, has delivered the Seller Parent Guarantee.

D.            Buyer and Seller wish to accomplish the foregoing, all under the terms of this Agreement.

AGREEMENT

In consideration of the mutual promises, covenants and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1          Purchase and Sale.  Seller agrees to sell the Assets to Buyer and Buyer agrees to purchase the Assets from Seller, under the terms of this Agreement.

1.2          Effective Time.  The purchase and sale of the Assets will be effective as of January 1, 2016, at 7:00 a.m. Mountain Time (the “Effective Time”).

1.3          The Assets.  The term “Assets” refers to all of Seller’s right, title and interest, whether present, contingent or revisionary, in and to the following as of the Effective Time, other than the Excluded Assets:

(a)           the leasehold estates (including all royalty interests, overriding royalty interests, net profits interests, and similar interests) created by the oil and gas leases described in Exhibit A and all other oil and gas leases and other similar instruments (whether or not described on Exhibit A) covering the Lands, and any ratifications, renewals, extensions or amendments related to such leases and other instruments (collectively, the “Leases”), only insofar as the Leases cover the lands described in Exhibit A and the lands pooled, unitized, or communitized therewith (the “Lands”), and the oil, gas, gas liquids and all other hydrocarbons and non-hydrocarbons (“Hydrocarbons”) attributable to or produced from the Leases and the Lands;

(b)           the oil, gas, water, and/or monitoring wells located on the Leases and the Lands, whether producing, plugged, permanently abandoned, shut-in, or temporarily abandoned, including the wells described in Exhibit B (collectively, the “Wells”) and the facilities associated or used in connection with the Wells, including production units, flow lines and compression facilities;

(c)           the real property, tangible personal property, equipment, fixtures, improvements, Permits, rights-of-way, easements and other rights to use the surface, used or held for use in connection with the exploration, drilling for, production, gathering, treatment, handling, processing, storing, transporting, sale, or disposal of hydrocarbons produced from the Leases, Lands and Wells (the “Equipment”);

(d)           the unitization, pooling and communitization agreements, declarations and orders, and the units created thereby and all other similar agreements relating to the Leases and Lands and to the production of Hydrocarbons attributable thereto;

(e)           all existing and effective Contracts, including the Contracts described in Schedule 6.2(b) of the Disclosure Letter, only insofar as they relate to the properties and interests described in Sections 1.3(a) through (d) (the “Applicable Contracts”), but excluding any Contracts to the extent the transfer thereof would result in a violation of applicable Law or is restricted by any Consent that is not waived by Buyer or satisfied pursuant to Section 4.5; provided, however, that “Applicable Contracts” shall not include the instruments constituting the Leases;

(f)            subject to Section 8.2(d), the files, records and data maintained by Seller and relating to the interests described in this Sections 1.3(a) through (e), other than the records and data described in Section 1.3(g), including all lease files, land files, drilling reports, files relating to the Applicable Contracts, division order files, abstracts and title opinions and copies of applicable accounting records, correspondence, production records, appraisals and accounting records (subject to the exclusions described in Section 1.4, the “Records”);

(g)           to the extent transferable without a penalty or payment of additional consideration to a third Person (unless Buyer agrees in writing to pay such additional consideration), (i) all seismic records, gravity maps, gravity meter surveys, seismic surveys, well logs, electric logs, core data, pressure data, graphical production curves and other similar geological or geophysical surveys or data covering the Leases and Lands, including any processed or reprocessed data; and (ii) all geophysical or seismic licenses, data and third-party interpretations; and

(h)           all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses) whether arising before, on, or after the Effective Time to the extent such rights, claims, and causes of action relate to any of the properties described in Sections 1.3(a) through (g).

1.4          Excluded Assets.  The Assets do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller, the following assets and properties (the “Excluded Assets”):

(a)           all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses) whether arising before, on, or after the Effective Time to the extent such rights, claims, and causes of action relate to any of the Retained Liabilities, Seller Taxes, or any of Seller’s indemnity obligations under this Agreement;

(b)           any accounts receivable accruing before the Effective Time;

(c)           all corporate minute books, financial records and other business records of Seller that relate to Seller’s business generally;

(d)           all contracts of insurance;

(e)           all Hydrocarbons from or attributable to the Assets with respect to all periods prior to the Effective Time, and all proceeds attributable thereto;

(f)            all claims for refunds of Seller Taxes or other costs or expenses borne by Seller or Seller’s predecessor’s in interest and title attributable to periods prior to the Effective Time;

(g)           all documents and instruments of Seller (or any Seller Affiliate) that are (1) subject to legal privilege (such as the attorney-client privilege or work product doctrine) or un-Affiliated third-Person contractual restrictions on disclosure or transfer, (2) interpretative or subjective data, (3) personnel information, (4) Income Tax information, and (5) records relating to the sale of the Assets, including proposals, and information relating to litigation and claims retained by Seller received from and records of negotiations with third Persons and economic analyses associated therewith;

(h)           all seismic records, gravity maps, gravity meter surveys, seismic surveys, well logs, and other similar geological or geophysical surveys or data covering any portion of the Leases or Lands, including any processed or reprocessed data, but only to the extent that such data is not transferred by Seller pursuant to Section 1.3(g);

(i)            Seller’s area wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;

(j)            any refunds due Seller by a third party for any overpayment of rentals, royalties, excess royalty interests or production payments attributable to the Assets with respect to any period of time prior to the Effective Time;

(k)           (1) vehicles, (2) any computers and related peripheral equipment, (3) communications equipment, and (4) communications licenses granted by the Federal Communications Commission or other governmental body;

(l)            the equipment, inventory, machinery, fixtures and other tangible personal property and improvements and other properties described on Schedule 1.4(l) of the Disclosure Letter;

(m)          all Hedge Contracts;

(n)           reserve estimates; and

(o)           copies of all Records relating to the Retained Liabilities.

ARTICLE II
PURCHASE PRICE

2.1          Purchase Price.  Subject to the terms and conditions of this Agreement, the purchase price for the Assets is Fifty Million U.S. Dollars (U.S. $50,000,000) (the “Purchase Price”).  The Purchase Price is payable as follows:

(a)           Deposit.  As an earnest money deposit, Buyer shall wire to Seller in immediately available funds (to the account designated by Seller in writing) an amount equal to ten percent (10%) of the Purchase Price constituting Five Million U.S. Dollars (U.S. $5,000,000) within one Business Day of the Execution Date (together with any earnings thereon, the “Deposit”); provided, however, if Seller does not receive the Deposit by 5:00 p.m., Central Time, on such date, then this Agreement will automatically terminate without any further action of the Parties.  If the transaction contemplated by this Agreement (“Transaction”) closes, the Deposit shall be a credit to the Purchase Price at Closing.  If this Agreement is terminated at or prior to Closing, Seller shall distribute the Deposit under Article XI.

(b)           Cash at Closing.  Buyer shall pay to Seller by wire transfer in immediately available funds, less the Deposit at Closing subject to the adjustments to the Purchase Price contained in this Agreement.

2.2          Allocation of the Purchase Price.  Solely for the purposes of Article IV and Article V, Buyer and Seller have allocated the Purchase Price among the Assets as set forth on Schedule 2.2 of the Disclosure Letter.  The value so allocated to a particular Asset may be referred to as the “Allocated Value” for that Asset.  Neither Seller nor Buyer makes any representation or warranty concerning the accuracy of the Allocated Values.

2.3          Adjustments to Purchase Price.  All adjustments to the Purchase Price shall be made according to the factors described in this Section 2.3 and without duplication.

(a)           Proration of Costs and Revenues.  For purposes of determining the amounts of the adjustments to the Purchase Price provided for in this Section 2.3, the principles set forth in this Section 2.3(a) apply.  Buyer will be entitled to its share of all production of Hydrocarbons from or attributable to the Leases, Lands, and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) its share of all Property Expenses incurred at and after the Effective Time.  Seller shall be entitled to its share of all Hydrocarbon production from or attributable to the Leases, Lands, and Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to its share of all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) its share of all Property Expenses incurred prior to the Effective Time.  “Earned” and “incurred,” as used in this Agreement shall be interpreted in accordance with GAAP and COPAS standards, except as otherwise specified in this Agreement.  For purposes of allocating production (and proceeds and accounts receivable with respect thereto), under Section 2.3, (1) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Lands, and Wells when they pass through the pipeline connecting into the storage facilities into which they are run and (2) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Lands, and Wells when they pass through the royalty measurement meters, delivery point sales meters, or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well).  Seller shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available.

(b)           Settlement Statements.  Any adjustment to the Purchase Price at Closing will be set out in a “Preliminary Settlement Statement” prepared by Seller, and submitted to Buyer no later than five Business Days prior to Closing for Buyer’s comment and review.  Seller shall provide Buyer written wire transfer instructions for payment of the Purchase Price and the Parties shall settle on the contents of the Preliminary Settlement Statement, and execute the same, no later than one Business Day before Closing.  If the Parties cannot agree on the Preliminary Settlement Statement prior to the Closing, the Preliminary Settlement Statement as presented by Seller (with such changes agreed to by the Parties) will be used to adjust the Purchase Price at Closing.  The Preliminary Settlement Statement shall set forth the Closing Amount and all adjustments to the Purchase Price and associated calculations.  The term “Closing Amount” means the Purchase Price, adjusted as provided in this Section 2.3 using reasonable estimates if actual numbers are not available, less the Deposit.  After Closing, the Purchase Price shall be adjusted under the Final Settlement Statement delivered under Section 13.1.

(c)           Property Expenses.  The term “Property Expenses” means all expenses and payments of every kind attributable to the Assets and incurred in the ordinary course of business, including capital expenses, operating expenses, facilities and plant expenses, costs and capital expenses charged to the Assets in accordance with the applicable operating agreement, joint interest billings, overhead costs charged to the Assets under the applicable operating agreement, lease operating expenses, lease rental and maintenance costs, Burdens, drilling expenses, completion expenses, workover expenses, geological, geophysical, and any other exploration, development, transportation, compression, gathering, processing, treating or maintenance expenditures chargeable under the Applicable Contracts; provided, however, the term “Property Expenses” does not include any Income Taxes, Production Taxes, or any expenses and payments for which either Party is entitled to indemnity under Article XIV or adjustment to the Purchase Price under Section 2.3(d) or Section 2.3(e) (other than Section 2.3(d)(2) and Section 2.3(e)(2)).

(d)           Upward Adjustments.  At Closing, the Purchase Price will be adjusted upward by:

(1)           an amount equal to all proceeds received and retained by Buyer, net of royalties, overriding royalties, profit payments and similar burdens, from the production, transportation, gathering, processing, treating or sale of Hydrocarbons, including condensate tank inventory, produced from or credited to the Assets prior to the Effective Time;

(2)           an amount equal to all direct and actual Property Expenses attributable to the Assets from and after the Effective Time that are paid or borne by Seller or its Affiliates prior to Closing, and as to all Production Taxes, the amount allocable to Buyer in accordance with Section 9.1 that are paid or borne by Seller or its Affiliates prior to Closing;

(3)           to the extent not covered in the preceding paragraph, an amount equal to all prepaid expenses attributable to the Assets after the Effective Time that were paid by or on behalf of Seller and have not been incurred as of the Effective Time, including lease rentals, prepaid compressor and other rental charges, prepaid rights-of-way and license fees, and prepaid utility charges; and

(4)           any other amount provided for in this Agreement or as may be agreed to in writing by Buyer and Seller.

(e)           Downward Adjustments.  The Purchase Price shall be adjusted downward by:

(1)           an amount equal to all proceeds received and retained by Seller, net of royalties, overriding royalties, profit payments and similar burdens, from the production, transportation, gathering, processing, treating, or sale of Hydrocarbons, including condensate tank inventory, produced from or credited to the Assets from and after the Effective Time;

(2)           an amount equal to all direct and actual Property Expenses and capital costs attributable to the Assets before the Effective Time that, in each case, are paid by or on behalf of Buyer or its Affiliates, and as to all Production Taxes, the amount allocable to Seller in accordance with Section 9.1 that are paid or borne by Buyer or its Affiliates subsequent to Closing;

(3)           an amount equal to the Title Defect Adjustment (as defined in Section 4.2(d)(1)) and an amount provided for in Section 4.2(d)(3), as applicable;

(4)           an amount equal to the Environmental Defect Adjustment (as defined in Section 5.1(c)(i)) and an amount provided for in Section 5.1(c)(ii), as applicable; and

(5)           any other amount provided for in this Agreement or as may be agreed to in writing by Buyer and Seller.

(f)            For purposes of this Section 3.2, delay rentals that are due with respect to a Lease prior to the Effective Time shall be considered attributable to the period prior to the Effective Time and shall not be prorated.

ARTICLE III
BUYER’S INSPECTION; DISCLAIMERS

3.1          Access to Records.  During the 30-day period from and after the Execution Date, Seller will make the Records available to Buyer and its Diligence Representatives, at Seller’s offices, for inspection and review during normal business hours to allow Buyer and its Representatives to perform Buyer’s due diligence review.  Buyer may make copies of such Records at its cost and expense, but shall, if Seller so requests, either return or destroy all copies so made if the Closing does not occur.  Seller is not obligated to provide Buyer with access to records that do not relate to the Assets.  To the extent any records relating to the Assets contain additional information and data not relating to the Assets, Buyer shall be subject to the confidentiality restrictions described in Section 8.2(a) as to such information in the event that the Closing occurs.  In the event that Closing does not occur, such records will continue to be subject to the Confidentiality Agreement.  Buyer and its Diligence Representatives may inspect the Records and such additional information only to the extent such inspection does not violate any contractual commitment of Seller to an un-Affiliated third Person; provided that Seller shall use its commercially reasonable efforts to obtain any necessary waivers such that Buyer can review the applicable Records.

3.2          Access to the Assets; On-site Inspection.

(a)           Access.  Buyer acknowledges that the permission of the operator or another third Person may be required before Buyer will be able to inspect portions of the Assets and that such permission must be obtained prior to the inspection of such portions.  Seller shall use commercially reasonable efforts to obtain such permission for Buyer upon Buyer’s request. To the extent that Seller may do so as a non-operator of the Assets, subject to Section 5.1, Seller grants Buyer and its Diligence Representatives access to the Assets, during Seller’s normal business hours, so Buyer and its Diligence Representatives may conduct, at Buyer’s sole risk and expense, on-site inspections and an ASTM Phase I environmental review of all or any portion of the Assets (each, an “Environmental Assessment”).  Neither Buyer nor its Diligence Representatives may conduct an ASTM Phase II environmental assessment or any sampling, boring, drilling, or other invasive investigation activities (collectively, “Enhanced Activities”) without the prior notice and written consent of Seller, which consent Seller may withhold in its sole and absolute discretion; provided, however, Buyer may, subject to the further proviso below, conduct Enhanced Activities if Buyer determines, in its reasonable, good-faith discretion and based upon the results of Buyer’s Environmental Assessment, that such Enhanced Activities are necessary to identify and quantify potential liabilities; provided further, however, Seller may, in its sole discretion, prohibit Buyer from conducting such Enhanced Activities and, after receiving written notice of such prohibition, Buyer may elect, in its sole discretion, to treat such denial as an Environmental Defect and the affected Assets as Environmental Defect Properties.  If Buyer or its Diligence Representatives prepares an Environmental Assessment or investigation or report from Enhanced Activities of any Assets, Buyer shall keep such Environmental Assessment and investigation or report from Enhanced Activities confidential and furnish a copy of the final version thereof to Seller.  In connection with any on-site inspections, if any, prior to Closing, Buyer (1) shall not interfere with, and will cause its Diligence Representatives not to interfere with, the normal operation of the Assets, (2) shall comply with, and will cause its Diligence Representatives to comply with, all requirements of the operators of the Assets, and (3) represents that it and its Representatives are adequately insured.

(b)           Indemnity.  EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF SELLER INDEMNIFIED PARTIES, AND EXCEPT FOR ANY PRE-EXISTING LOSS OR CONDITION MERELY DISCOVERED OR DISCLOSED BY BUYER’S ACTIVITIES, BUYER WAIVES, RELEASES AND SHALL DEFEND, INDEMNIFY, AND HOLD HARMLESS SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF, RESULTING FROM, OR RELATING TO THE ACCESS AFFORDED TO BUYER AND ITS DILIGENCE REPRESENTATIVES UNDER THIS AGREEMENT OR THE ACTIVITIES OF BUYER AND ITS DILIGENCE REPRESENTATIVES RELATED TO SUCH ACCESS, EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF SELLER INDEMNIFIED PARTIES.  The provisions of this Section 3.2(b) shall survive termination of this Agreement.

(c)           Clean-Up.  In the event that either Party terminates this Agreement under Section 11.1, Buyer shall, at its sole cost and expense and without any cost or expense to Seller Indemnified Parties (1) repair all damage done to the Assets in connection with any Environmental Assessment or Enhanced Activities, and (2) remove all equipment, tools or other property brought onto the Assets in connection with any Environmental Assessment or Enhanced Activities.

(d)           Insurance.  During all periods that Buyer or any of its Diligence Representatives are on the Assets, Buyer shall maintain, at its sole expense, policies of insurance covering Buyer’s and its Diligence Representatives’ activities and presence on the Assets, which insurance shall be of the type and in the amounts consistent with customary business practices. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets, and in the event that Buyer or its Diligence Representatives desire to conduct any Enhanced Activities, at Seller’s request, Buyer will list the Seller Indemnified Parties as additional insureds on such insurance.

3.3          Disclaimers.

(a)           EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND SELLER’S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, THE ASSETS ARE BEING CONVEYED BY SELLER TO BUYER WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM, WAIVE AND RELEASE ANY EXPRESS WARRANTY OF MERCHANTABILITY, CONDITION OR SAFETY AND ANY EXPRESSED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; AND BUYER ACCEPTS THE ASSETS, “AS IS, WHERE IS, WITH ALL FAULTS, WITHOUT RECOURSE.”  EXCEPT TO THE EXTENT PROVIDED IN SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, ALL DESCRIPTIONS OF THE WELLS, EQUIPMENT, FACILITIES, PERSONAL PROPERTY, FIXTURES, AND STRUCTURES HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY SELLER HAVE BEEN AND SHALL BE FURNISHED SOLELY FOR BUYER’S CONVENIENCE, AND HAVE NOT CONSTITUTED AND SHALL NOT CONSTITUTE A REPRESENTATION OR WARRANTY OF ANY KIND BY SELLER.  BUYER EXPRESSLY WAIVES THE WARRANTY OF

FITNESS AND THE WARRANTY AGAINST VICES AND DEFECTS, WHETHER APPARENT OR LATENT, IMPOSED BY ANY APPLICABLE STATE OR FEDERAL LAW.

(b)           EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND SELLER’S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (1) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY OF THE RECORDS OR OTHER INFORMATION FURNISHED WITH RESPECT TO THIS AGREEMENT; (2) THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE ASSETS BASED THEREON; (3) THE CONDITION OR STATE OF REPAIR OF ANY OF THE ASSETS; (4) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (5) REGULATORY MATTERS; (6) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (7) THE ENVIRONMENTAL CONDITION OF THE ASSETS; (8) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; OR (9) THE TAX ATTRIBUTES OF ANY ASSET.  EXCEPT AS TO ANY SCHEDULE OR EXHIBIT TO THIS AGREEMENT AND SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK.

(c)           THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE COMMODITY PRICES BUYER AND SELLER WILL RECEIVE FROM PRODUCTION OF OIL, GAS OR OTHER SUBSTANCES FROM THE ASSETS, IT BEING ACKNOWLEDGED, AGREED AND EXPRESSLY UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL AND INDEPENDENT EVALUATION OF BUYER.  BUYER ALSO STIPULATES, ACKNOWLEDGES AND AGREES THAT RESERVE REPORTS ARE ONLY ESTIMATES OF PROJECTED FUTURE OIL AND/OR GAS VOLUMES, FUTURE FINDING COSTS AND FUTURE OIL AND/ GAS SALES PRICES, ALL OF WHICH FACTORS ARE INHERENTLY IMPOSSIBLE TO PREDICT ACCURATELY EVEN WITH ALL AVAILABLE DATA AND INFORMATION.

(d)           EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND SELLER’S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S RIGHTS UNDER THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.  EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, SELLER’S SPECIAL

WARRANTY OF TITLE IN THE ASSIGNMENT AND THE RETAINED LIABILITIES, BUYER FURTHER RELEASES, REMISES, AND FOREVER DISCHARGES SELLER INDEMNIFIED PARTIES FROM ANY AND ALL LOSSES THAT BUYER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST SELLER INDEMNIFIED PARTIES RELATING DIRECTLY OR INDIRECTLY TO THE ASSETS AND ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS.

(e)           THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE DISCLAIMERS CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” FOR THE PURPOSES OF SUCH APPLICABLE LAW.

ARTICLE IV
TITLE MATTERS

4.1          Seller’s Title.

(a)           Limited Representation and Warranty.  For purposes of evaluating Seller’s title to the Assets pursuant to this Article IV, Seller represents that as of the Effective Time and as of April 28, 2016 (the “Defect Notice Date”), it owns Defensible Title to the Leases and Wells.  The representation in the immediately preceding sentence will terminate as of the Defect Notice Date and have no further force or effect after such date.  Except for the special warranty of title contained in the Assignment executed at Closing, and without limiting Buyer’s right to adjust the Purchase Price by operation of this Article IV, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets.  Except as may constitute a breach of Seller’s representations and warranties set forth in Article VI, Buyer acknowledges that the sole remedy for any defect of title, including any Title Defect existing with respect to any of the Assets as of the Defect Notice Date, is and will be (i) the rights as set forth in Section 4.2, or (ii) the right to terminate this Agreement under Section 11.1(f).

(b)           Assignment and Special Warranty of Title.  The Assignment shall (i) contain a special warranty of title by, through, and under Seller, subject to the Permitted Encumbrances, but shall otherwise be without warranty of title of any kind, express, implied or statutory or otherwise and (ii) grant to Buyer full rights of substitution and subrogation in and to all rights and actions of warranty of title that Seller has or may have against all preceding owners and vendors relating to the relevant Assets.

(c)           Defensible Title.

(1)           The term “Defensible Title” means such title of Seller with respect to the Leases and Wells or other Assets that a prudent person engaged in the business of the ownership, development and operation of oil and gas leasehold and properties and having knowledge of all of the facts and their legal bearing would be willing to accept the same, and that, subject to and except for Permitted Encumbrances as defined in Section 4.1(d):

(i)            entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any (I) Lease or Well that does not contain a “(Non-Consent)” notation next to the well name for such Well on Exhibit B throughout the duration of the productive life of such Lease or Well after satisfaction of all Burdens on or measured by production of Hydrocarbons (a “NRI”), of not less than the NRI shown in Exhibit A or Exhibit B, as applicable, for such Lease or Well, and (II) Well that contains a “(Non-Consent)” notation next to the well name for such Well on Exhibit B after payout of such Well of not less than the NRI shown in Exhibit B for such Well;

(ii)           obligates Seller to bear a percentage of the costs and expenses for the maintenance, development, operation and the production relating to any (I) Lease or Well that does not contain a “(Non-Consent)” notation next to the well name for such Well on Exhibit B throughout the productive life of such Lease or Well or such specified zone(s) therein (“Working Interest”) not greater than the Working Interest shown in Exhibit A or Exhibit B, as applicable, for such Lease or Well and (II) Well that contains a “(Non-Consent)” notation next to the well name for such Well on Exhibit B after payout of such Well of not greater than the Working Interest shown in Exhibit B for such Well, without, in the case of clauses (I) and (II) increase, except increases to the extent that they are accompanied by a proportionate increase in Seller’s NRI;

(iii)          results in Seller owning at least the Net Acres set forth in Exhibit A for any Lease throughout the duration of the productive life of such Lease;

(iv)          with respect to a Lease that is not designated as “Held by Production” on Exhibit A, the primary term of such Lease does not expire prior to the expiration date set forth on Exhibit A for such Lease;

(v)           with respect to a Lease that is designated as “Held by Production” on Exhibit A, the term of such Lease is being perpetuated by production of Hydrocarbons in paying quantities therefrom or from the unit of which it forms a part; and

(vi)          is free and clear of liens, encumbrances or other defects.

(2)           If a Lease or Well has not been given an Allocated Value, Seller shall be deemed to have Defensible Title to such Lease or Well.

(d)           Permitted Encumbrances.  “Permitted Encumbrances” means:

(1)           Burdens (payable or in suspense) to the extent that the net cumulative effect of any such Burden does not operate to (i) reduce the NRI of Seller in any (I) Lease or Well that does not contain a “(Non-Consent)” notation next to the well name for such Well on Exhibit B to be below the NRI for such Lease or Well as set forth on Exhibit A or Exhibit B, as applicable, or (II) Well that contains a “(Non-Consent)” notation next to the well name for such Well on Exhibit B after payout of such Well of not less than the NRI for such Well as set forth on Exhibit B, (ii) obligate Seller to bear the Working Interest in any (I) Lease shown on Exhibit A or Well shown on Exhibit B that does not contain a “(Non-Consent)” notation next to the well name for such Well on Exhibit B not greater than the Working Interest set forth in Exhibit A or Exhibit B, as applicable, from the currently producing formations for such Lease or Well, or (II) Well shown on Exhibit B that contains a “(Non-Consent)” notation next to the well name for such Well on Exhibit B after payout of such Well of not greater than the Working Interest shown in Exhibit B for such Well, except, in the case of clauses (I) and (II), for increases to the extent they are accompanied by a proportionate increase in Seller’s NRI in such Lease or Well, or (iii) reduce the Net Acres of Seller in any Lease to be below the Net Acres for such Lease as set forth on Exhibit A;

(2)           liens for Taxes, or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business as reflected in Schedule 4.1(d) of the Disclosure Letter and if so required by statute, for which a bond has been posted;

(3)           all Customary Post-Closing Consents;

(4)           excepting circumstances where such rights have already been triggered, rights of reassignment upon the surrender or expiration of any Lease;

(5)           easements, rights-of-way, servitudes, Permits, surface leases and other surface rights on or over the Assets or any restrictions on access thereto, to the extent that that they do not (i) materially impair the use, ownership or operation of the Assets (as currently owned and operated), (ii) reduce the NRI of Seller in any (I) Lease or Well that does not contain a “(Non-Consent)” notation next to the well name for such Well on Exhibit B to be below the NRI for such Lease or Well as set forth on Exhibit A or Exhibit B, as applicable, or (II) Well that contains a “(Non-Consent)” notation next to the well name for such Well on Exhibit B after payout of such Well of not less than the NRI for such Well as set forth on Exhibit B, (iii) obligate Seller to bear the Working Interest in any (I) Lease shown on Exhibit A or Well shown on Exhibit B that does not contain a “(Non-Consent)” notation next to the well name for such Well on Exhibit B not greater than the Working Interest set forth in Exhibit A or Exhibit B, as applicable, from the currently producing formations for such Lease or Well, or (II) Well shown on Exhibit B that contains a “(Non-Consent)” notation next to the well name for such Well on Exhibit B after payout of such Well of not greater than the Working Interest shown in Exhibit B for such Well, except, in the case of clauses (I) and (II), for increases to the extent they are accompanied by a proportionate increase in Seller’s NRI in such Lease or Well, or (iv) reduce the Net Acres of Seller in any Lease to be below the Net Acres for such Lease as set forth on Exhibit A;

(6)           the terms and conditions of the Material Agreements, to the extent that that they do not (i) materially impair the use, ownership or operation of the Assets (as currently owned and operated), (ii) reduce the NRI of Seller in any (I) Lease or Well that does not contain a “(Non-Consent)” notation next to the well name for such Well on Exhibit B to be below the NRI for such Lease or Well as set forth on Exhibit A or Exhibit B, as applicable, or (II) Well that contains a “(Non-Consent)” notation next to the well name for such Well on Exhibit B after payout of such Well of not less than the NRI for such Well as set forth on Exhibit B, (iii) obligate Seller to bear the Working Interest in any (I) Lease shown on Exhibit A or Well shown on Exhibit B that does not contain a “(Non-Consent)” notation next to the well name for such Well on Exhibit B not greater than the Working Interest set forth in Exhibit A or Exhibit B, as applicable, from the currently producing formations for such Lease or Well, or (II) Well shown on Exhibit B that contains a “(Non-Consent)” notation next to the well name for such Well on Exhibit B after payout of such Well of not greater than the Working Interest shown in Exhibit B for such Well, except, in the case of clauses (I) and (II), for increases to the extent they are accompanied by a proportionate increase in Seller’s NRI in such Lease or Well, or (iv) reduce the Net Acres of Seller in any Lease to be below the Net Acres for such Lease as set forth on Exhibit A;

(7)           materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the Assets (1) if such liens and charges have not been filed under Law and the time for filing such liens and charges has expired, or (2) if their validity is being contested in good faith by appropriate action as reflected in Schedule 4.1(d) of the Disclosure Letter;

(8)           liens, security interests, or encumbrances created under Leases and/or joint operating agreements or by operation of Law in respect of obligations that are not yet due;

(9)           any lien, security interest, or encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

(10)         rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner, and all applicable Laws and Orders of general applicability in the area of the Assets;

(11)         such Title Defects as Buyer has waived in writing or pursuant to Section 4.2(c);

(12)         matters that would otherwise be considered Title Defects but that do not meet the Individual Title Threshold set forth in Section 4.2(f);

(13)         wellhead and pipeline imbalances associated with the Assets;

(14)         preferential purchase rights, Required Consents and other Consents applicable to the Transaction;

(15)         the failure of Seller to have an approved assignment from the Bureau of Indian Affairs when it acquired any Asset listed on Schedule 4.1(d) of the Disclosure Letter;

(16)         any claims related to or Burdens resulting from the Huffman Litigation; and

(17)         the Leases and all other Contracts, agreements and instruments applicable to the Assets that (in each case) do not (i) materially impair the use, ownership or operation of the Assets (as currently owned and operated), (ii) reduce the NRI of Seller in any (I) Lease or Well that does not contain a “(Non-Consent)” notation next to the well name for such Well on Exhibit B to be below the NRI for such Lease or Well as set forth on Exhibit A or Exhibit B, as applicable, or (II) Well that contains a “(Non-Consent)” notation next to the well name for such Well on Exhibit B after payout of such Well of not less than the NRI for such Well as set forth on Exhibit B, (iii) obligate Seller to bear the Working Interest in any (I) Lease shown on Exhibit A or Well shown on Exhibit B that does not contain a “(Non-Consent)” notation next to the well name for such Well on Exhibit B not greater than the Working Interest set forth in Exhibit A or Exhibit B, as applicable, from the currently producing formations for such Lease or Well, or (II) Well shown on Exhibit B that contains a “(Non-Consent)” notation next to the well name for such Well on Exhibit B after payout of such Well of not greater than the Working Interest shown in Exhibit B for such Well, except, in the case of clauses (I) and (II), for increases to the extent they are accompanied by a proportionate increase in Seller’s NRI in such Lease or Well, or (iv) reduce the Net Acres of Seller in any Lease to be below the Net Acres for such Lease as set forth on Exhibit A.

4.2          Title Defect Procedure.

(a)           Title Defect.  “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including without limitation a discrepancy in NRI or Working Interest) that alone or in combination with other defects causes Seller not to have Defensible Title.  The following shall be excluded from the definition of Title Defect:

(1)           defects based solely on lack of information in Seller’s files or reference to documents not in Seller’s files unless records of the applicable county reflect that any information in Seller’s files is incorrect;

(2)           defects in the chain of title related to  the failure to recite marital status or omissions of probate succession, heirship or estate proceedings, unless Buyer provides evidence that such failure or omission has resulted in another party’s superior claim of title to the relevant Asset;

(3)           defects arising out of lack of corporate or other entity authorization unless Buyer provides evidence that the same results in another party’s superior claim of title to the Asset;

(4)           defects that are defensible by possession under applicable statutes of limitation for adverse possession or for prescription;

(5)           defects based on a gap in Seller’s chain of title unless such gap is affirmatively shown to exist after a review of the available public and/or county records and the Records, by an abstract of title, title opinion or landman’s title chain, which documents shall be included in the Title Defect Notice;

(6)           defects arising out of lack of survey, unless a survey is expressly required by applicable laws or regulations;

(7)           defects or irregularities resulting from or related to (a) probate proceedings where such defects or irregularities have been outstanding for 10 years or more, or (b) the lack of probate proceedings where an affidavit of heirship has been recorded in the county records evidencing the decedent’s heirs or devisees and the decedent died more than 10 years ago;

(8)           defects asserting a change in Working Interest or NRI based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the Execution Date; and

(9)           defects asserting that the before and after payout interests related to the non-consent interests under a joint operating agreement or statutory non-consent provisions, as reflected in Exhibit B, do not transfer title and have not been recorded in the county records.

(b)           Title Defect Value.  “Title Defect Value” means the value of any Title Defect with respect to any Title Defect Property.  The Parties will determine the Title Defect Value as follows:

(1)           If the Title Defect is an indebtedness secured by a lien or encumbrance on a Title Defect Property that may be discharged in full by the satisfaction of such indebtedness, the Title Defect Value shall be the total amount to discharge such indebtedness so that such lien or encumbrance no longer burdens the Title Defect Property;

(2)           If the Title Defect for any Lease or Well is the actual failure of Seller to own the represented NRI for such Lease or Well, throughout the duration of the productive life of such Lease or Well, as set forth on Exhibit A or Exhibit B as applicable, and the Working Interest attributable to such Title Defect Property has been reduced proportionately, then the Title Defect Value will be the product of (i) the Allocated Value of such Title Defect Property multiplied by (ii) a fraction, the numerator of which is the positive difference between (A) the NRI for such Title Defect Property set forth on Exhibit A or Exhibit B, as applicable, and (B) the actual NRI for such Title Defect Property, and the denominator of which is the NRI for such Title Defect Property on Exhibit A or Exhibit B, as applicable;

(3)           If the Title Defect for any Lease is the actual failure of Seller to own the represented Net Acres for such Lease shown on Exhibit A throughout the productive life of such Lease, then the Title Defect Value will be the product of (i) the Allocated Value of such Title Defect Property multiplied by (ii) a fraction, the numerator of which is the positive difference between (A) the Net Acres for such Title Defect Property set forth on Exhibit A, and (B) the actual Net Acres for such Title Defect Property, and the denominator of which is the Net Acres for such Title Defect Property set forth on Exhibit A;  and

(4)           If the Title Defect represents an obligation, lien, encumbrance, or other defect in title to the Title Defect Property of a type that does not fall into subsections (1) through (3), above, then the Title Defect Value shall be determined by the Parties in good faith, taking into account all relevant factors, including the following: (i) the Allocated Value of the affected Title Defect Property; (ii) if the Title Defect represents only a possibility of title failure, the probability that such failure will occur; (iii) the portion of the Title Defect Property affected by the Title Defect; (iv) the legal effect of the Title Defect; (v) the potential economic effect of the Title Defect throughout the productive life of the Title Defect Property; (vi) the values placed upon the Title Defect by Buyer and Seller; and (vii) such other reasonable factors as are necessary to make a proper evaluation.

In determining the Title Defect Value, the Parties will include only that portion of the Title Defect Property affected by the Title Defect; the Title Defect Value with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in any other Title Defect Value under this Agreement; and the Title Defect Value for any Title Defect Property will not exceed the Allocated Value of such Title Defect Property.

(c)           Notice of Title Defects.  Buyer shall deliver to Seller a written “Title Defect Notice” as soon as reasonably possible but no later than 5:00 p.m., Mountain Time, on the Defect Notice Date.  The Title Defect Notice must satisfy the following conditions precedent:  such notice must (1) be in writing and asserted in good faith; (2) name the affected Lease or Well (such affected Lease or Well is a “Title Defect Property”); (3) describe each Title Defect and the basis for it; (4) describe the necessary curative for each Title Defect; (5) attach copies of the Supporting Documentation; (6) state the Allocated Value of the Title Defect Property; (7) state Buyer’s good faith estimate of the Title Defect Value; and (8) set forth the computations upon which Buyer’s estimate is based; provided, however, that the sufficiency or volume of documents delivered pursuant to this Section 4.2(c) shall not serve as any basis to dispute the validity of the Title Defect Notice.  To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, once at the end of every two week period prior to the Defect Notice Date, written notice of all alleged Title Defects discovered by Buyer during the preceding two week period, which notice may be preliminary in nature and supplemented prior to the expiration of the Defect Notice Date; provided that failure to provide preliminary notice of a Title Defect shall not prejudice Buyer’s right to assert any Title Defect hereunder on or before the Defect Notice Date.  “Supporting Documentation” for a particular Title Defect means, (i) if the basis is derived from any document, a copy of such document (or pertinent part thereof) or (ii) if the basis is derived from any gap in Seller’s chain of title, the recorded documents preceding and following the gap, or (iii) if the basis is not as described in subsections (i) and (ii), then reasonable, written documentation.  Buyer irrevocably waives all Claims for Title Defects not submitted by 5:00 p.m., Mountain Time, on the Defect Notice Date.

(d)           Remedies for Title Defects.  Subject to Seller’s continuing right to dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto, and subject to the Individual Title Threshold and Aggregate Defect Deductible, in the event that any Title Defect timely asserted by Buyer in accordance with Section 4.2(c) actually exists and is not waived by Buyer or cured on or before Closing, Seller shall elect, in its sole discretion, one of the following:

(1)           convey the Title Defect Property to Buyer at Closing with a reduction to the Purchase Price by an amount equal to the aggregate Title Defect Values (the aggregate amount of all such reductions to the Purchase Price, the “Title Defect Adjustment”), and retain the right to cure the Title Defect after Closing;

(2)           provided that Seller obtains the written consent of Buyer (which consent shall be given in Buyer’s sole discretion), convey the Title Defect Property to Buyer at Closing, without adjustment to the Purchase Price, and indemnify Buyer against all liability, loss, cost and expense resulting from such Title Defect pursuant to a mutually agreed indemnity agreement; or

(3)           retain the entirety of the Leases or Wells subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such property and such associated Assets.

(e)           Title Disputed Matters.  The Parties shall resolve Disputes concerning the following matters under Section 4.4: the existence and scope of Title Defects or Interest Additions; the Title Defect Value or Interest Addition Amount; the Title Defect Value or Interest Addition Amount of that portion of the Asset affected by a Title Defect or Interest Addition Amount, as applicable; and the adequacy of Seller’s Title Defect curative materials and curative actions (the “Title Disputed Matters”).  As of Closing, if the Parties have not resolved the Title Disputed Matters, then at Closing, Seller will retain the entirety of the Leases or Wells subject to such Title Disputed Matters, together with all associated Assets, and the Purchase Price shall be reduced by an amount equal to the Allocated Value of the Title Defect Property and such associated Assets.  At Closing, Buyer shall pay an amount equal to the Allocated Value(s) of such affected Assets into an escrow account established pursuant to an escrow agreement mutually agreed to by the Parties.  The escrow agreement shall provide that funds will be released from escrow only upon the joint written instructions of the Parties.  The Title Disputed Matters will be finally determined by binding arbitration pursuant to Section 4.4.  Upon resolution of the Title Disputed Matters by the Title Arbitrator, Seller shall make its election under Section 4.2(d).  Within five Business Days after that election, the Parties shall take such actions as are necessary to give effect to that election.

(f)            Title Threshold and Deductible.  Notwithstanding anything to the contrary, (1) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed a threshold of $50,000 (“Individual Title Threshold”); and (2) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Threshold unless the sum of (i) the Title Defect Amounts of all such Title Defects, in the aggregate, excluding any Title Defects cured by Seller, plus (ii) the Remediation Costs for all Environmental Defects as provided in Section 5.1(c), exceeds a deductible in an amount equal to 2% of the Purchase Price (“Aggregate Defect Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects in excess of such Aggregate Defect Deductible.

(g)           Pre-Closing Cure.  Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to Closing, to Buyer’s reasonable satisfaction, any Title Defects of which it has been advised by Buyer.

(h)           Post-Closing Cure.   Seller shall have 180 calendar days after the Closing Date in which to attempt, at its sole cost, to cure any Title Defects under Section 4.2(d)(1).  If Seller cures any such Title Defect to Buyer’s reasonable satisfaction within such 180-day period, then Buyer shall promptly pay Seller the Title Defect Amount with respect to each Title Defect that is so cured; provided, however, that the aggregate amount of Title Defect Amounts to be paid by Buyer to Seller on account of Seller’s curing of Title Defects after the Closing shall not exceed the Title Defect Adjustment.  If Seller does not cure any such Title Defect to Buyer’s reasonable satisfaction within such 180-day period, then Buyer shall have no obligation to pay to Seller the Title Defect Amount with respect to such Title Defect.

4.3          Interest Addition.

(a)           Interest Addition Definition.  As used in this Agreement, the term “Interest Addition” means any right, circumstance or condition that operates (1) to increase the NRI of Seller in (I) any Lease or Well that does not contain a “(Non-Consent)” notation next to the well name for such Well on Exhibit B above that shown on Exhibit A or Exhibit B, as applicable, or (II) Well that contains a “(Non-Consent)” notation next to the well name for such Well on Exhibit B after payout of such Well above that shown for such Well as set forth on Exhibit B to the extent, with respect to clauses (I) and (II), the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown on Exhibit A or Exhibit B, as applicable, (2) to decrease the Working Interest of Seller in any (y) Well shown on Exhibit B that does not contain a “(Non-Consent)” notation next to the well name for such Well on Exhibit B below that shown on Exhibit B, or (z) Well shown on Exhibit B that contains a “(Non-Consent)” notation next to the well name for such Well on Exhibit B after payout of such Well of below that shown on Exhibit B for such Well, except, in the case of clauses (y) and (z), to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s NRI therein below that shown on Exhibit B, or (3) to increase the Net Acres of Seller covered by the Lease above that shown on Exhibit A.

(b)           Interest Addition Notice.  On or before the Defect Notice Date, Seller shall have the right, but not the obligation, to notify Buyer of any Interest Additions (such notice describing the Interest Addition is an “Interest Addition Notice”) and propose an upward adjustment to the Purchase Price to account for such Interest Addition.

(c)           Contents of Interest Addition Notice.  The Interest Addition Notice shall be in writing and contain the following: (1) a description of the Interest Addition, (2) the Leases or Wells (and the applicable zone(s) therein) affected by the Interest Addition, (3) the Allocated Values of the Leases or Wells (and the applicable zone(s) therein) subject to such Interest Addition, and (4) the amount by which Seller reasonably believes the Allocated Value of those Leases or Wells (and the applicable zone(s) therein) is increased by the Interest Addition (“Interest Addition Amount”), and the computations and information upon which Seller’s belief is based.  Seller shall be deemed to have waived all Interest Additions of which it has not given notice on or before the Defect Notice Date.

(d)           Interest Addition Amount.  The Interest Addition Amount resulting from an Interest Addition shall be determined in accordance with the same methodology, terms and conditions for determining the Title Defect Value; provided, however, the Parties will give effect to the Individual Title Threshold but not the Aggregate Defect Deductible.  The sole remedy of Seller with respect to Interest Additions shall be that the aggregate Interest Addition Amounts attributable to all Interest Additions that exceed the Title Threshold shall be offset against any downward adjustments to the Purchase Price attributable to the aggregate of all Title Defect Values, if any.  The Parties acknowledge that the calculation of the aggregate Title Defect Adjustment shall be net of such aggregate Interest Addition Amounts.

4.4          Title Arbitration.  The Parties will attempt to initially resolve all Title Disputed Matters through good faith negotiations.  If the Parties cannot resolve the Title Disputed Matters on or before Closing, then the Closing will not be delayed; provided, however, if either Party seeks to terminate this Agreement under Section 11.1(f), and such Party’s election to terminate this Agreement under such Section relies upon alleged Title Defects and/or Title Defect Values that are Title Disputed Matters in order to reach the termination threshold set forth therein, then the Parties will resolve all such Title

Disputed Matters under this Section 4.4 prior to Closing or termination, as applicable.  In the event that neither Party attempts to terminate this Agreement under Section 11.1(f), the Parties shall proceed to Closing as contemplated herein as to all Assets.

The Title Disputed Matters will be finally determined under this Section 4.4.  There shall be a single arbitrator, who shall be an attorney with at least 10 years of experience in oil and gas title and transaction matters, as selected by mutual agreement of Buyer and Seller within 15 days after any Party invokes the provisions of this Section 4.4 to resolve such Dispute, and absent such agreement, by the Denver, Colorado, office of the AAA (such individual, the “Title Arbitrator”).  The arbitration proceeding shall be held in Denver, Colorado, and shall be conducted in accordance with the AAA Rules to the extent such rules do not conflict with the terms of this Section 4.4.  The Title Arbitrator’s determination shall be made within 20 days after submission by the Parties of the matters in Dispute and shall be final and binding upon both Parties, without right of appeal.  In making his or her determination, the Title Arbitrator shall be bound by the rules set forth in this Article IV and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination.  The Title Arbitrator, however, may not render a decision with respect to a Title Defect Value, in each case, in excess of the highest value for such Title Disputed Matters as claimed by Buyer or Seller, as applicable, or below the lowest value for such Title Disputed Matters as claimed by Seller or Buyer, as applicable.  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Title Disputed Matters submitted by either Party and may not award damages, interest, or penalties to either Party with respect to any Dispute.  Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator.  Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator.

4.5          Preferential Rights and Consents.

(a)           Notices.  Prior to Closing, Seller shall deliver notice to the holder of each Consent and preferential purchase right, including those set forth on Schedule 6.2(g) of the Disclosure Letter, in accordance with the contractual provisions applicable to such right of the transactions contemplated hereby.  If Seller or Buyer discovers other Assets affected by Required Consents, Consents, or preferential purchase rights, such Party shall notify the other Party immediately and Seller shall (i) use commercially reasonable efforts to obtain such Required Consent, Consent, and/or (ii) give the notices required in connection with the Consents or preferential rights prior to Closing.

(b)           Consents.  The term “Required Consent” means a Consent that if not obtained by Closing, would invalidate the conveyance of the Assets by its express terms with words such as “the failure to obtain such consent will void the assignment,” or provide the holder thereof with the right to terminate the instrument giving rise to such Consent. For avoidance of doubt, the term “Required Consents” does not include Customary Post-Closing Consents.  If a Required Consent has not been obtained as of the Closing or any other Consent has been denied in writing prior to the Closing with respect to an Asset (a “Restricted Asset”), then at Closing (1) the Restricted Asset shall be retained by Seller, (2) the Purchase Price will be reduced by the Allocated Value of the retained Restricted Asset, and (3) and such amount shall be paid into an escrow account established pursuant to an escrow agreement mutually agreed to by the Parties. After Closing, Seller shall use commercially reasonable efforts (and Buyer shall assist Seller as reasonably requested) to obtain the consent of the third Persons required to convey the Restricted Asset to Buyer.  The escrow agreement shall provide, with respect to each Restricted Asset, that funds will be released from escrow only upon the joint written instructions of the Parties.  With respect to any such Restricted Asset as to which the necessary Consent for the assignment to Buyer is obtained following the Closing, (i) Seller shall transfer such Restricted Asset to Buyer by execution and delivery of an instrument of conveyance reasonably satisfactory to Buyer and Seller, and (ii) concurrent with such transfer, the Parties shall deliver to the escrow agent joint written instructions instructing the escrow agent to release the Allocated Value of the Restricted Asset to Seller.  Notwithstanding the foregoing, Seller shall not be required to renew or extend any Restricted Asset at the end of its primary term.  In the event that such Consent is not obtained within 90 days after Closing, then, after such date, Buyer may deliver a written notice to Seller requesting that such Restricted Asset become an Excluded Asset.  Within five Business Days after Seller’s receipt of such notice, the Parties shall deliver to the escrow agent joint written instructions instructing the escrow agent to release the Allocated Value of the Restricted Asset to Buyer, and, upon such release such Restricted Asset will be deemed an Excluded Asset.

(c)           Preferential Purchase Rights.  If prior to the Closing Date, (i) any preferential right to purchase any portion of the Assets is exercised prior to the Closing Date, (ii) the time frame for the exercise of such preferential purchase right has not expired and Seller has not received notice of an intent not to exercise or waiver of the preferential purchase right, or (iii) a third Person exercises its preferential right to purchase, but fails to consummate the transaction prior to the Closing, then that portion of the Assets affected by such preferential purchase right shall be excluded from the Assets at Closing and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Values of such affected Assets. If a third Person elects to exercise its preferential right to purchase prior to Closing but after Closing does not consummate the transaction within the time frame specified in the preferential purchase right (provided that the reason therefor is not Seller’s default), Seller will convey the affected Asset to Buyer as soon as possible after the expiration of the time for consummation of the transaction by the holder of the preferential right, such conveyance to be effective as of the Effective Time, and Buyer agrees to pay Seller the Allocated Value of the affected Asset.  If a preferential purchase right is not discovered prior to Closing, and the affected Asset is conveyed to Buyer at Closing, and the preferential purchase right is exercised after Closing, Buyer will convey such affected Asset to the party exercising such right on the same terms and conditions under which Seller conveyed such Asset to Buyer (with the purchase price being the Allocated Value for the affected Asset) and retain all amounts paid by the party exercising such preferential right to purchase.  In the event of such exercise, Buyer shall prepare, execute and deliver a form of conveyance of such Asset to such exercising party, such conveyance to be in form and substance as provided in this Agreement.

ARTICLE V
ENVIRONMENTAL MATTERS

5.1          Environmental Procedures.

(a)           Consultant.  Buyer shall employ a third-Person environmental consultant selected by Buyer and approved in writing by Seller (which approval shall not be unreasonably withheld) (the “Environmental Consultant”) to determine the existence of any Environmental Defects (as defined in Section 5.5) and the Remediation Costs (as defined in Section 5.5), if any, associated therewith.

(b)           Defect Notice.  If the Environmental Consultant identifies and Buyer claims one or more Environmental Defects in the course of its investigation, Buyer may, on or before 5:00 p.m., Mountain Time, on the Defect Notice Date, deliver to Seller one or more Environmental Defect Notices (as defined in Section 5.5).  An Environmental Defect Notice must satisfy the following conditions precedent:  such notice must (1) be in writing and be delivered no later than 5:00 p.m., Mountain Time, on the Defect Notice Date, (2) name the affected Asset or portion thereof (the “Environmental Defect Property”), (3) name the condition that constitutes, causes, or contributes to the Environmental Defect,  (4) provide factual substantiation for the Environmental Defect,  and (5) contain the Environmental Consultant’s good faith written estimates of the Remediation Costs which must describe in reasonable detail the Remediation proposed for the alleged Environmental Defect; provided, however, that the volume of documents delivered pursuant to this Section 5.1(b) shall not serve as any basis to dispute the validity of the Environmental Defect Notice.  For the purpose of the preceding sentence, “factual substantiation for the Environmental Defect” means reports prepared by the Environmental Consultant.  To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, once at the end of every two week period prior to the Defect Notice Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding (2) week period, which notice may be preliminary in nature and supplemented prior to the expiration of the Defect Notice Date; provided that failure to provide preliminary notice of an Environmental Defect shall not prejudice Buyer’s right to assert any Environmental Defect hereunder on or before the Defect Notice Date.  Seller has the right, but not the obligation, to cure any claimed Environmental Defect on or before the Closing Date.

(c)           Remedies.  Subject to (x) each Party’s right to terminate this Agreement under Section 11.1(f), (y) Seller’s right to Remediate the Environmental Defect prior to Closing, and (z) Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Costs asserted with respect thereto, if Buyer delivers a valid Environmental Defect Notice(s) to Seller, and the sum of the (i) Remediation Costs in respect of all Environmental Defects identified in such Environmental Defect Notice(s) plus (ii) the Title Defect Amounts as determined under Article IV, in the aggregate, exceeds the Aggregate Defect Deductible, then Seller may elect, at its sole discretion, one of the following options with respect to each Environmental Defect so identified:

(1)           reduce the Purchase Price by an amount equal to the Remediation Cost attributable to such Environmental Defect (with such amount being the “Environmental Defect Adjustment”), whereupon Seller shall convey the Environmental Defect Property to Buyer at Closing and Buyer shall thereafter assume all liability for Remediation of the Environmental Defect Property;

(2)           if the Remediation Costs are greater than the Allocated Value of the Asset subject to the Environmental Defect, exclude such affected Asset and any associated Assets and adjust the Purchase Price downward by an amount equal to the Allocated Value(s) of such affected Assets, in which event such affected Assets shall constitute an Excluded Asset; or

(3)           with Buyer’s prior written consent (which consent shall be given in Buyer’s sole discretion), indemnify Buyer against any Loss attributable to the relevant Environmental Defect, which indemnity shall be in the form reasonably acceptable to the Parties.

5.2          Contested Environmental Defects.

(a)           Rejection Notice.  If Seller contests the existence of an Environmental Defect or the Remediation Costs, Seller shall notify Buyer in writing on or before three Business Days after the Defect Notice Date (“Rejection Notice”).  The Rejection Notice shall state with reasonable specificity the basis for the rejection of the Environmental Defect(s) or the Remediation Costs, including any factual substantiation for the rejection.  Within three Business Days of receipt of the Rejection Notice, representatives of Buyer and Seller knowledgeable in environmental matters shall meet and, either (1) mutually agree to reject the particular Environmental Defect(s) or (2) agree on the validity of such Environmental Defect(s) and the Remediation Costs.  If the Parties cannot agree on either options (1) or (2) in the preceding sentence with respect to each challenged Environmental Defect, the Environmental Defect(s) and/or the Remediation Costs subject to the Rejection Notice shall be resolved in accordance with the arbitration procedures set forth in Section 5.2(b).

(b)           Exclusion of Asset.  If Seller elects to challenge the existence of an Environmental Defect and/or the Remediation Costs, or if Buyer elects to challenge Seller’s claim that any Environmental Defect has been cured, and such Dispute has not been resolved as of Closing, then the

Asset subject to the Environmental Defect and any associated Assets shall be retained by Seller and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value(s) of such affected Assets.  At Closing, Buyer shall pay an amount equal to the Allocated Value(s) of such affected Assets into an escrow account established pursuant to an escrow agreement mutually agreed to by the Parties.  The escrow agreement shall provide that funds will be released from escrow only upon the joint written instructions of the Parties.  The Environmental Disputed Matters will be finally determined by binding arbitration pursuant to Section 5.2(d).  At such time as an Environmental Disputed Matter is finally resolved (either by the agreement of the Parties or pursuant to the decision of the Environmental Arbitrator), Seller shall make its election under Section 5.1(c).  Within five Business Days after that election, the Parties shall take such actions as are necessary to give effect to that election, including providing joint written instructions for release of funds from the escrow account.

(c)           Environmental Disputed Matters.  If the Parties cannot resolve Disputes concerning the (1) existence and scope of an Environmental Defect or Remediation Costs under Section 5.2(a) or (2) the adequacy of Seller’s Environmental Defect curative materials and efforts (the “Environmental Disputed Matters”) on or before Closing, then the Closing will not be delayed; provided, however, if either Party seeks to terminate this Agreement under Section 11.1(f), and such Party’s election to terminate this Agreement under such Section relies upon alleged Environmental Defects and/or Remediation Costs that are Environmental Disputed Matters in order to reach the termination threshold set forth therein, then the Parties will resolve all such Environmental Disputed Matters under this Section 5.2(c) prior to Closing or termination, as applicable.  In the event that neither Party attempts to terminate this Agreement under Section 11.1(f), the Parties shall proceed to Closing as contemplated herein as to all Assets (other than those Assets excluded pursuant to the express terms of this Agreement).

(d)           Arbitration.  The Environmental Disputed Matters will be finally determined under this Section 5.2(d).  There will be a single arbitrator, who must be an environmental attorney with at least 10 years of experience in oil and gas environmental matters, as selected by mutual agreement of Buyer and Seller within 15 days after any Party invokes the provisions of this Section 5.2(d) to resolve such Dispute, and absent such agreement, by the Denver, Colorado, office of the AAA (the “Environmental Arbitrator”).  The arbitration proceeding will be held in Denver, Colorado, and conducted in accordance with the AAA Rules to the extent such rules do not conflict with the terms of this Section 5.2(d).  The Environmental Arbitrator’s determination must be made within 20 days after submission of the matters in Dispute and shall be final and binding upon both Parties, without right of appeal.  In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 5.2(d) and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination.  The Environmental Arbitrator, however, may not award Buyer a greater Remediation Cost than the Remediation Cost claimed by Buyer nor a lesser Remediation Cost than the Remediation Cost proposed by Seller.  The Environmental Arbitrator will act as an expert for the limited purpose of determining the specific Environmental Disputed Matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter.  Seller and Buyer will each bear its own legal fees and other costs of presenting its case.  Each Party will bear one-half of the costs and expenses of the Environmental Arbitrator.

5.3          Seller’s Right to Remediate.  Seller shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate at any time prior to Closing, any Environmental Defect of which it has been advised by Buyer pursuant to the terms of this Agreement.

5.4          Waiver and Remedies.  Except as may constitute a breach of Seller’s representations and warranties set forth in Article VI,

(a)           BUYER IRREVOCABLY WAIVES FOR ALL PURPOSES ALL OBJECTIONS ASSOCIATED WITH THE ENVIRONMENTAL CONDITION OF THE ASSETS (INCLUDING ENVIRONMENTAL DEFECTS), UNLESS SUCH OBJECTIONS ARE RAISED IN AN ENVIRONMENTAL DEFECT NOTICE WITHIN THE APPLICABLE TIME PERIOD SET FORTH IN SECTION 5.1(b); and

(b)           the rights and remedies granted Buyer in this Article V are the exclusive rights and remedies against Seller related to any matters that would be an Environmental Defect, except as provided herein with respect to any Retained Liability.

5.5          Definitions.  For the purposes of this Agreement, the following terms have the following meanings:

“Assumed Environmental Liabilities” means, subject to Seller’s indemnification obligations hereunder and obligations with respect to Environmental Defects, all Losses (including Remediation Costs, and any damage to natural resources (including soil, air, surface water, or groundwater) and expenses for the modification, repair, or replacement of facilities on the Lands) brought or assessed by any and all Persons, created or attributable to any period of time, whether arising before, on or after the Closing Date, relating to (a) environmental conditions in, on or under the Assets, and (b) the presence, disposal, or Release of any Hazardous Substances of any kind in, on, or under the Assets.

“Environmental Defect” means a condition relating to an Asset (including associated air, land, soil, surface and subsurface strata, surface water and ground water or sediments), excluding conditions resulting from or related to the presence or existence of NORM or TE-NORM, that (a) is attributable to the period of time prior to the Defect Notice Date, and (b) causes an Asset and/or Seller to be in violation of an Environmental Law at the time of the submittal of any Environmental Defect Notice, and (c) requires Remediation Costs in excess of $50,000 per condition, net to Seller’s interest.  It is understood and agreed that matters of a similar nature including oil spills, or chemical barrels found at a single site shall be collectively deemed a single incident or condition.  In all other respects, each Environmental Defect will be addressed as a single incident or condition, and the Environmental Defects will not be aggregated on a per condition basis or otherwise (i.e., chemical barrels found at all of the Well sites shall not be aggregated, but instead, shall be evaluated on a site-by-site basis).

“Environmental Defect Notice” means a written notice of an Environmental Defect that contains the information set forth in Section 5.1(b) made by Buyer to Seller on or before the Defect Notice Date.

“Environmental Law” means any Law issued or promulgated by any Governmental Authority in effect on or before the Execution Date relating to the prevention of pollution, preservation and restoration of environmental quality, protection of the environment (including air, water, or land), or the Release, generation, handling, storage, transportation, or disposal of Hazardous Substances.

“Hazardous Substances” means any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of any liability under, any Environmental Laws, including NORM, asbestos, and man-made material fibers.

“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the identified condition at the lowest cost (considered as a whole, taking into consideration any material negative impact such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws.  The Lowest Cost

Response may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws.  None of the following costs shall be included in determining the Lowest Cost Response: (i) the costs of Buyer’s and/or its Affiliate’s employees, project managers or attorneys, (ii) expenses for matters that are costs of doing business, e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets, or in connection with permit renewal activities,  (iii) overhead costs of Buyer and/or its Affiliates, (iv) costs and expenses that would not have been required under Environmental Laws as they exist on the date of the Environmental Defect Notice, (v) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fails to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws, and/or (vi) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any NORM or TE-NORM.

“NORM” means naturally occurring radioactive material.

“Release” means the spilling, leaking, disposing, discharging, emitting, depositing, dumping, ejecting, leaching, pumping, pouring, injecting, discarding, abandoning, placing, spreading, escaping, or any other release (including any subsurface migration resulting therefrom) or threatened release, however defined, whether intentional or unintentional, into the environment.

“Remediate” or “Remediation” means the Lowest Cost Response that may be taken to correct an Environmental Defect in accordance with applicable Environmental Laws as recommended in good faith and in writing by the Environmental Consultant, or as agreed upon between the Parties.

“Remediation Costs” means the costs or estimates thereof, to Remediate a particular Environmental Defect, as estimated in good faith and in writing by the Environmental Consultant.

“TE-NORM” means technologically-enhanced NORM.

5.6          Condition of Assets – NORM and TE-NORM.  Buyer acknowledges that some oil field production equipment located on the Assets may contain NORM or TE-NORM.  In this regard, Buyer expressly understands that NORM or TE-NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets described herein may contain NORM or TE-NORM.  Buyer also expressly understands that special procedures may be required for the removal and disposal of NORM or TE-NORM from the Assets where it may be found.

ARTICLE VI
SELLER’S REPRESENTATIONS

Except as set forth on the schedules to the disclosure letter delivered to Buyer on the Execution Date (the “Disclosure Letter”), which identifies items of disclosure that correspond to a particular schedule or section of this Agreement, Seller represents and warrants to Buyer as follows, as of the Execution Date and as of the Closing Date:

6.1          Corporate Representations.

(a)           Incorporation/Qualification.  Seller is a Delaware corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to conduct business in North Dakota.

(b)           Power and Authority.  Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and perform its obligations under this Agreement and such other Transaction Documents.

(c)           No Lien, No Violation.  Except for the Consents and preferential rights to purchase contemplated in Section 4.5, the Required Consents described on Schedule 6.2(g) of the Disclosure Letter, and all Customary Post-Closing Consents, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party or the consummation of the Transaction by Seller will not (1) violate any provision of Seller’s governing documents, (2) create a material lien or encumbrance (other than a Permitted Encumbrance) on the Assets or trigger an outstanding security interest in the Assets that will remain in existence after Closing, (3) violate, or be in conflict with, any agreement or instrument to which Seller is a party and which affects the Assets in any material respect, and (4) violate or be in conflict with any Law applicable to Seller as a party in interest or any of the Assets, in case under this clause (4), in any material respect.

(d)           Authorization and Enforceability.  The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is or will be a party have been duly and validly authorized by all necessary action on the part of Seller.  This Agreement has been duly executed and delivered by Seller (and all Transaction Documents required under this Agreement to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such Transaction Documents will constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law.

(e)           Liability for Brokers’ Fees.  Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Buyer will have any responsibility whatsoever.

(f)            No Bankruptcy.  There are no bankruptcy proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller.

(g)           Litigation.  Except as set forth on Schedule 6.1(g) of the Disclosure Letter, there are no actions, suits, or proceedings pending or, to Seller’s Knowledge, threatened in writing, against Seller that relate to the Assets or would materially affect Seller’s ability to consummate the Transaction.

6.2          Seller’s Representations with Respect to the Assets.

(a)           AFEs.  To Seller’s Knowledge, as of the Execution Date, Schedule 6.2(a) of the Disclosure Letter is a list and description of all outstanding authorities for expenditures or other current commitments relating to the Assets to drill or rework wells, build gathering systems, or for other capital expenditures (“AFEs”) that, in each case, will be binding upon Buyer or the Assets after the Effective Time are also set forth in Schedule 6.2(a) of the Disclosure Letter.  Notwithstanding anything to the contrary in this Agreement, the amounts shown on Schedule 6.2(a) of the Disclosure Letter with respect to such AFEs are estimates.

(b)           Material Agreements.

(1)           Schedule 6.2(b) of the Disclosure Letter sets forth all Applicable Contracts that Seller either (y) is the original signatory to, or (z) of which Seller has Knowledge, in each case, of the type described below (the “Material Agreements”):

(i)            any Applicable Contract that can reasonably be expected to result in aggregate payments by or revenues to Seller of more than $75,000 during the current or any subsequent fiscal year of Seller (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(ii)           any Hydrocarbon transportation, gathering, storage and processing or similar Applicable Contracts that are not terminable without penalty on 90 days or less notice;

(iii)          any Applicable Contract for the purchase, sale or exchange of any Hydrocarbons that is not terminable without penalty on 90 days or less notice;

(iv)          Applicable Contracts to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets (other than Hydrocarbons), but excluding conventional rights of reassignment upon intent to abandon or release a Well or Lease and excluding any operating agreements;

(v)           Applicable Contracts that are joint operating agreements, unit operating agreements, unit agreements, farmout agreements, participation agreements, exploration agreements, development agreements or joint venture agreements;

(vi)          Applicable Contracts that non-competition agreements or any Applicable Contracts that purport to restrict, limit, or prohibit a party from engaging in any line of business or the manner in which, or the locations at which, such party conducts business, including area of mutual interest agreements;

(vii)         Applicable Contracts for the use of drilling rigs and other contracts relating to the drilling, completion or hydraulic fracturing of wells including sand supply contracts reasonably expected, as of the date hereof, to result in expenditures in excess of $75,000 in any 12 month period;

(viii)        any Applicable Contract with any Affiliate of any Seller that will be binding on Buyer after the Effective Time; or

(ix)          any Applicable Contract that is a master seismic license or agreement.

(2)           Seller has made available to Buyer true and correct copies of each of the Material Agreements all amendments and other modifications thereto.  Each Material Agreement constitutes the valid and binding agreement of Seller, and, to Seller’s Knowledge, any other party thereto, enforceable against Seller and, to Seller’s Knowledge, any other party thereto.  Seller is not and, to Seller’s Knowledge, no other party is, in breach in any material respect of any Material Agreement.  Seller has not received written notice or delivered written notice of a default or breach with respect to any Material Agreement.

(c)           Compliance with Laws.  Except as disclosed on Schedule 6.2(c) of the Disclosure Letter, to the Knowledge of Seller, the Assets are in compliance in all material respects with the provisions and requirements of all Laws (excluding Environmental Laws, which are addressed in Section 6.2(e) and Article V) of all Governmental Authorities having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof.

(d)           Production Sales Contracts.  Except for the Material Agreements, to Seller’s Knowledge, Seller is not obligated under any Applicable Contract for the sale of Hydrocarbons from the Assets containing a take-or-pay, advance payment, or prepayment provision.

(e)           Environmental Matters.  Except as set forth on Schedule 6.2(e) of the Disclosure Letter:

(1)           Seller has not received any written notice of violation of any Environmental Law relating to the Assets where such violation has not been cured or otherwise remedied, or of any pending or threatened Loss relating to the Assets under any Environmental Law;

(2)           to Seller’s Knowledge (without any duty of inquiry) and except as permitted by Law (including Environmental Law), there has been no Release into the environment of any Hazardous Substance that could reasonably be expected to cause any Asset to be subject to material Remediation pursuant to Environmental Laws; and

(3)           to Seller’s Knowledge, there are no agreements, consents, orders, decrees, judgments, or other directives of any Governmental Authorities that relate to the future use of any of the Assets or that require any Remediation after Closing.

(f)            Tax Matters.  Seller has timely filed or extended with the appropriate Governmental Authorities all Tax Returns with respect to the Assets that are required to be filed or extended on or before the Closing Date, and all such Tax Returns or extensions are true, correct and complete in all material respects.  To Seller’s Knowledge, all Taxes payable with respect to the Assets (whether or not shown as due on a Tax Return) have been duly and timely paid in full unless being contested in good faith by appropriate proceeding.  There are no liens for Taxes on the Assets except for Taxes not yet due.  There are no audits or investigations pending or threatened in writing against Seller or any of the Assets before any Governmental Authority relating to the payment of any Taxes imposed or based on the Assets or Hydrocarbons produced therefrom.  Other than routine extensions, there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return with respect to the Assets or the assessment or collection of any Tax with respect to the Assets.  Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes with respect to the Assets and has duly and timely withheld and paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid under all applicable Laws.   None of the Assets is, or prior to Closing will be, held in an arrangement classified as a partnership for federal income tax purposes.

(g)           Consents; Preferential Purchase Rights.  Except as set forth on Schedule 6.2(g) of the Disclosure Letter, other than Customary Post-Closing Consents there are no Consents and no preferential purchase rights, rights of first refusal, or similar rights that are applicable to the transfer of the Assets in connection with the Transaction.

(h)           Leases.  Seller is in compliance in all material respects with the Leases, and Seller has not received any written demands or written notices of default or non-compliance relating to the Leases.  To Seller’s Knowledge, no lessor under any Lease has given written notice to Seller of any action to terminate, cancel, rescind, repudiate, or procure a judicial reformation of any Lease or any provisions hereof.

(i)            Non-Consent Operations. Seller has not elected not to participate in any operation or activity proposed with respect to any Asset that could result in any of Seller’s (or, after the Closing, Buyer’s) interest in such Asset becoming subject to a penalty or forfeiture as a result of such election.

(j)            Necessary Rights.  Except as set forth on Schedule 6.2(o) and 6.2(q), the Assets include all rights, contracts, permits, properties, benefits and agreements necessary to allow Buyer to use and own the Assets in substantially the same manner as such Assets are used and owned by Seller as of the Effective Time.

(k)           Royalties and Rentals. To Seller’s Knowledge, all bonuses, delay rentals, minimum royalties and royalties, other than suspended royalties, due and owing by Seller with respect to Assets have been timely and correctly paid in accordance with applicable Leases and Laws.

(l)            Wells and Equipment. To Seller’s Knowledge:

(1)           all Wells described on Exhibit B have been drilled and completed at legal locations and within the limits permitted by all applicable Leases, contracts, and pooling or unit agreements;

(2)           there are no Wells described on Exhibit B or equipment located on the Assets (i) for which the operator is currently obligated by any Law to currently plug, dismantle or abandon; or (ii) that have been plugged, dismantled, or abandoned in a manner that does not comply in all material respects with applicable Law; and

(3)           as of the Execution Date, there are no Wells located on the Lands that have been designated as inactive according to the records of the North Dakota Industrial Commission.

(m)          Rights to Production. To Seller’s Knowledge, with respect to imbalances or as set forth on Schedule 6.2(m) of the Disclosure Letter, no Person has any call upon, right to purchase or to market, option to purchase or market, or similar rights with respect to any portion of the Hydrocarbons produced from the Assets after the Effective Time that is not terminable without penalty on less than three months’ notice.

(n)           Suspense Accounts. To Seller’s Knowledge, Schedule 6.2(n) of the Disclosure Letter sets forth all Burdens that are being held in suspense by Seller as of the Execution Date with respect to the Assets.

(o)           Bonds, Letters of Credit and Guarantees. Schedule 6.2(o) of the Disclosure Letter identifies the bonds, letters-of-credit and guarantees posted (or supported) by Seller or its Affiliates on behalf of Seller with respect to the Assets.

(p)           Condemnation. Seller has not received any written notice of any pending or threatened taking (whether permanent, temporary, whole or partial) of any portion of the Assets by reason of condemnation.

(q)           Insurance. As of the Execution Date, Seller has maintained, and through the Closing Date will maintain, with respect to the Assets, the insurance coverages set forth in Schedule 6.2(q) of the Disclosure Letter.

(r)            Imbalances.  As of the Execution Date there are, and as of the Effective Time there were, no Imbalances attributable to the Assets.

(s)            Permits.  To Seller’s Knowledge, (i) the applicable operator has maintained and is maintaining all Permits with respect to the Assets, (ii) the Assets are in material compliance with all such Permits, and (iii) no event has occurred that permits, or after the giving of notice or lapse of time or both would permit, the revocation or termination of any such Permit or the imposition of any restrictions of such a nature as may limit the operation or use of the Assets as historically conducted.

6.3          Generally.

(a)           Effect of Disclosure.  The inclusion of a matter on a Schedule of the Disclosure Letter in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule of the Disclosure Letter.

(b)           Effect of Schedules.  All Section headings in the Schedules of the Disclosure Letter correspond to the Sections of this Agreement, but information provided in any Section of the Schedules of the Disclosure Letter shall constitute disclosure for purposes of each Section of this Agreement to which its relevance is reasonably apparent.

ARTICLE VII
BUYER’S REPRESENTATIONS

Buyer represents and warrants to Seller the following, as of the Execution Date and as of the Closing Date:

7.1          Organization and Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to conduct business in North Dakota.

7.2          Power.  Buyer has the requisite power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and perform its obligations under this Agreement and such other Transaction Documents.

7.3          No Violation.  Except for Customary Post-Closing Consents, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is or will be a party will not (a) violate any provision of Buyer’s governing documents, (b) violate, be in conflict with, require any filing with respect to, or result in any acceleration or default under, any agreement or instrument to which Buyer is a party, (c) violate or be in conflict with any Law applicable to Buyer, except any matters described in clause (b) and (c) above as would not, individually or in the aggregate, reasonably be expected to adversely affect Buyer’s ability to consummate the Transaction and perform its obligations under this Agreement.

7.4          Authorization and Enforceability.  The execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is or will be a party have been duly and validly authorized by all necessary action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer (and all Transaction Documents required under this Agreement to be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer) and this Agreement constitutes, and at the Closing such Transaction Documents will constitute, the legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law.

7.5          Liability for Brokers’ Fees.  Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller shall have any responsibility whatsoever.

7.6          Litigation.  There are no actions, suits proceedings, claims or investigations by any person, entity, administrative agency or governmental body pending or, to Buyer’s Knowledge, threatened in writing, against Buyer before any Governmental Authority that are reasonably likely to adversely affect  Buyer’s ability to consummate the Transaction.

7.7          Securities Laws, Access to Data and Information.  Buyer acknowledges that the Assets are or may be deemed to be “securities” under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky Laws and that resale thereof may therefore be subject to the registration requirements of such acts.  The Assets are being acquired solely for Buyer’s own account for the purpose of investment and not with a view to resale, distribute or grant a participation therein in violation of any securities Laws.  Buyer is familiar with the Assets and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business.  Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Assets.

7.8          Financial Resources.  Buyer will have at the Closing the financial resources available to close the Transaction without any financing contingency and to perform its post-Closing obligations under this Agreement.

7.9          Buyer’s Evaluation.

(a)           Background Materials.  Without limiting the representations and warranties of Seller contained in this Agreement and the other Transaction Documents and Seller’s special warranty of title in the Assignment, Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks.  Buyer has been afforded the opportunity to examine the Records.  Except for the representations and warranties of Seller contained in this Agreement and the other Transaction Documents and Seller’s special warranty of title in the Assignment, Buyer acknowledges and agrees that Seller has not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Records or any other information relating to the Assets furnished or to be furnished to Buyer or its representatives by or on behalf of Seller, including any estimate of the value of the Assets or reserves or any projections as to future events.

(b)           Independent Evaluation.  Without limiting the representations and warranties of Seller contained in this Agreement and the other Transaction Documents and Seller’s special warranty of title in the Assignment, in entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its own independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consequences of this Transaction, including its estimate and appraisal of the extent and value of the Assets, and the petroleum, natural gas and other reserves associated with the Assets.  Except as expressly provided in this

Agreement and the other Transaction Documents and Seller’s special warranty of title under the Assignment, Seller will not have any liability to Buyer Indemnified Parties resulting from any use, authorized or unauthorized, of the Records or other information relating to the Assets provided by or on behalf of Seller.

ARTICLE VIII
COVENANTS AND AGREEMENTS

8.1          Covenants and Agreements of Seller.  Seller covenants and agrees with Buyer as follows:

(a)           Operations Prior to Closing.  Except as consented to in writing by Buyer or provided for in this Agreement, from the Execution Date to the Closing Date, Seller will:

(1)           pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with operation of the Assets and Seller will notify Buyer of ongoing activities and major capital expenditures in excess of $100,000 per activity (net to Seller’s interest), exclusive of the AFEs, conducted on the Assets and shall consult with Buyer regarding all such matters and operations involving such expenditures;

(2)           give prompt written notice to Buyer of any written notice of asserted default or violation received or given by Seller under any Leases, any Material Agreements, or applicable Laws;

(3)           cooperate reasonably with Buyer’s due diligence investigation of the Assets;

(4)           operate (or use commercially reasonable efforts to cause the operators thereof to operate) and maintain the Assets in the usual, regular and ordinary manner consistent with past practice, and use its commercially reasonable efforts to preserve its present business operations relating to the Assets;

(5)           notify Buyer of any election Seller is required to make under any Applicable Contract, specifying the nature and time period associated with such election, and make its election in accordance with Buyer’s written instructions but in no event shall Seller be required to make such election until the due date for such election; provided, however, that in the event that Buyer delivers such written instructions to Seller directing that Seller elect to participate in such operations and the Closing does not occur, Buyer shall have the obligation to purchase that limited portion of the Assets directly affected by such operations (i.e., the relevant wellbores of such Wells and, to the extent attributable thereto, contractual and leasehold rights to produce Hydrocarbons from such Wells) for a purchase price equal to the cost of such operations that has been paid by Seller, and in such event Seller shall assign such Wells and such other limited interests in applicable portions of the Assets to Buyer using the form attached as Exhibit C (as modified to reflect the interests to be assigned) and Buyer shall bear all cost and risk of such portion of the Assets attributable to the period after the Effective Time; and

(6)           notify Buyer, in a timely manner, of any Lease expirations or continuous drilling or operations obligations that would result in any termination or expiration of any interest in the Assets on or before sixty (60) days after the Closing Date and, if requested by Buyer, provide reasonable assistance with respect to efforts to extend any such Leases or request the operator of the Assets to undertake operations requested by Buyer, at Buyer’s sole expense, intended to satisfy any continuous drilling or operations requirement.

(b)           Restriction on Operations.  Subject to Section 8.1(a), unless Seller obtains the prior written consent of Buyer to act otherwise, which consent may not be unreasonably withheld, delayed, or conditioned, Seller will use good faith efforts within the constraints of the applicable operating agreements and other applicable agreements not to:

(1)           except for AFEs as described on Schedule 6.2(a) of the Disclosure Letter, all of which are deemed to be approved, approve any operations on the Assets anticipated to cost the owner of the Assets more than $100,000 per activity net to Seller’s interest (excepting emergency operations required under presently existing contractual obligations and operations necessary to avoid material monetary penalty or forfeiture provision of any Applicable Contract or order of any Governmental Authority, all of which will be deemed to be approved, provided Seller promptly notifies Buyer of any emergency operation or operation to avoid monetary penalty or forfeiture excepted herein);

(2)           convey or dispose of any of the Assets (other than replacement of equipment or sale of Hydrocarbons in the regular course of business);

(3)           except to the extent described in Schedule 8.1(b) of the Disclosure Letter, enter into any new Applicable Contracts with obligations in excess of 30 days that cannot be terminated without penalty or other fee;

(4)           let lapse any of Seller’s insurance now in force with respect to the Assets;

(5)           except to the extent described in Schedule 8.1(b) of the Disclosure Letter, modify or terminate any Material Agreement;

(6)           enter, or agree to enter, into any agreement that, if in existence as of the Execution Date, would be a Material Agreement; or

(7)           except with respect to the Huffman Litigation, waive, release, assign, settle or compromise any claim, action or proceeding relating to the Assets, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $100,000 individually or in the aggregate (excluding amounts to be paid under insurance policies).

(c)           Permits.  Prior to and after Closing, Seller and Buyer shall provide all notices and otherwise take all actions, and, with respect to Seller, use its commercially-reasonable efforts to take all actions, required to transfer or reissue any applicable Permits held by Seller (including Environmental Permits) on substantially the same terms and conditions, as may be necessary under applicable Laws in connection with the consummation of the Transaction to allow Buyer to own and/or use the Assets in the manner currently conducted in compliance with applicable Laws. Seller and Buyer shall use commercially reasonable efforts to cooperate with each other to provide information and to execute documents as reasonably required to provide and obtain such Permits. In the event that all Permits have not been assigned to or re-issued in the name of the Buyer as of Closing, for each such Permit not yet assigned to or re-issued in the name of the Buyer, Seller shall use commercially reasonable efforts to assist the Buyer in the prompt transfer or re-issuance of each such Permit to Buyer after Closing, on substantially the same terms and conditions.

(d)           Exclusivity.  From the date hereof until the earlier of the Closing Date or termination of this Agreement, Seller will not directly or indirectly, (a) solicit, initiate, entertain or encourage the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of the Assets, or any material portion thereof or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

8.2          Covenants and Agreements of the Parties.

(a)           Confidentiality Agreement.  Effective upon Closing, the Nondisclosure Agreement dated April 4, 2016 (the “Confidentiality Agreement”), between Seller and Buyer, will be deemed terminated.

(b)           Mutual Confidentiality Obligations following the Closing.  For a period of one year following the date hereof, each Party shall maintain all provisions of this Agreement in strictest confidence, and shall not cause or permit disclosure of this Agreement or any provisions contained herein to any other Person without the express written consent of the other Party, provided disclosures of any provisions of this Agreement otherwise prohibited may be made by either Party:

(1)           to the extent necessary for such Party to enforce its rights hereunder against the other Party;

(2)           to the extent to which a Party or its Affiliate is required to disclose all or part of this Agreement by applicable Laws or by other compulsory process (including deposition, subpoena, interrogatory, or request for production of documents);

(3)           to the extent required by the applicable regulations of a securities or commodities exchange; provided, however, Buyer acknowledges that Seller may disclose any or all parts of this Agreement, the Disclosure Letter, or the Exhibits to this Agreement as required by the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange;

(4)           its own directors, officers, employees, agents, and other Representatives;

(5)           to an Affiliate and/or its Representatives; and

(6)           to the extent the disclosure is of information which has already been made public through no fault of the disclosing party, its Affiliates or representatives;

Before disclosing any provisions of this Agreement under subsection (1) or (2) above, the disclosing Party will, to the extent not prohibited by applicable Laws, promptly provide the other Party with written notice of such requirement so that the other Party may have an opportunity to attempt to seek, at its sole expense, an appropriate protective order. The Parties shall both be entitled to specific performance as remedy for a breach of this Section 8.2(b).

(c)           Seller Confidentiality Obligations following the Closing.  From and after the Closing, Seller shall, and shall direct its representatives and Affiliates to, keep confidential and not disclose all information relating to the Assets, including the Records (the “Restricted Information”), and shall not directly or indirectly use such Restricted Information for any purpose, except as and to the extent permitted by the terms of this Agreement or the Transaction Documents.  The obligation shall continue for a period of two years from the Closing Date and shall not apply to any information that (i) is in the public domain, (ii) is published or otherwise becomes part of the public domain through no fault of Seller or any of its Affiliates or (iii) becomes available to Seller or any of its Affiliates on a non-confidential basis from a source that did not, to the Knowledge of Seller, acquire such information (directly or indirectly) on a confidential basis.  Notwithstanding the foregoing, Seller may make disclosures required by applicable Laws, Governmental Authority and/or in connection with Disputes hereunder; provided, however, that Seller, to the extent practicable, shall provide Buyer with prompt notice thereof so that Buyer, at its sole cost and expense, may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 8.2(c).  In the event that such protective order or other remedy is not obtained or Buyer waives compliance with the provisions of this Section 8.2(c), Seller shall or shall cause the Person required to disclose such Restricted Information to furnish only that portion of the information that such Person is legally required.

(d)           Records.  Seller shall make the Records available to Buyer as soon as is reasonably practical, but in any event on or before 30 days after the Closing Date.  Seller may retain copies of the Records, and Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records.  Buyer shall maintain the Records in compliance with all applicable Laws governing document retention.  Buyer will not destroy or otherwise dispose of Records after Closing unless Buyer first gives Seller reasonable notice and an opportunity to copy the Records to be destroyed.  The Buyer acknowledges that the Seller will provide the Records as they are currently maintained by Seller and Seller shall not have any obligation to manipulate electronic data or otherwise supply to Buyer the Records in a format not currently maintained by Seller.  In addition, upon reasonable notice provided to Buyer, Seller shall be entitled to access the Records, as necessary, for the purposes of complying with its obligations with respect to the Excluded Assets and Retained Liabilities.

(e)           Further Assurances.  From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the Transaction.

8.3          Government Approvals Respecting Assets.

(a)           Governmental Approvals.  Prior to Closing, Seller shall prepare and provide Buyer with copies of the assignment documents and other Governmental Authority transfer forms required to effectuate the transfer of the Assets.  Buyer, within 15 days after Closing, shall file for approval with the applicable Government Authorities all such assignment documents and other Governmental Authority transfer documents prepared and provided by Buyer.  Buyer shall (1) promptly after Closing take all other actions reasonably required of it by Governmental Authorities to obtain all requisite regulatory approvals with respect to the Transaction, and (2) use commercially reasonable efforts to obtain the approval by such Governmental Authorities, as applicable, of Seller’s assignment documents requiring Governmental Authority approval in order for Buyer to be recognized by the Governmental Authorities as the owner of the Assets.

(b)           Title Pending Governmental Approvals.  Until Buyer has obtained all of the approvals of Governmental Authorities under Section 8.3(a), the following shall occur with respect to the affected portion of the Assets:

(1)           Seller shall continue to hold record title to the affected Leases and other affected portion of the Assets as nominee and for the benefit of Buyer;

(2)           Buyer shall be responsible for all Assumed Liabilities with respect to the affected Leases and other affected portion of the Assets as if Buyer were the record owner of such Leases and other portion of the Assets as of the Effective Time; and

(3)           Seller shall act as Buyer’s nominee but shall be authorized to act only upon and in accordance with Buyer’s instructions, and Seller shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the affected Leases and other affected portions of the Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Buyer in writing.

8.4          Casualty Loss.

(a)           Prior to Closing, if a portion of the Assets is damaged or destroyed by fire, vandalism, theft, or other casualty or is taken in condemnation or under right of eminent domain (“Casualty Loss”) and the resulting Losses are less than $500,000, then the Assets affected by such Casualty Loss shall be included in the Assets conveyed by Seller to Buyer pursuant to this Agreement at the Closing, notwithstanding such Casualty Loss, without any reduction to the Purchase Price with respect thereto.  Prior to Closing, if a portion of the Assets suffers a Casualty Loss and the resulting losses from such Casualty Loss exceeds $500,000, Seller shall promptly advise Buyer thereof in writing and Buyer shall purchase the affected Asset at Closing for the Allocated Values of the Assets reduced by Seller’s good faith estimated cost to repair or replace, as applicable, such Assets (with equipment, properties, or assets of similar utility or value) up to, in the case of Leases or Wells, the Allocated Values thereof, net of any payments as may be received from Seller’s insurers and paid to Buyer at or prior to Closing attributable to any applicable insurance claims made on such Casualty Loss (the net reduction being the “Estimated Net Casualty Loss”).  Seller, at its sole option, may elect to cure such Casualty Loss to the extent pertaining to personal property by notifying Buyer in writing prior to Closing and replacing (at Seller’s expense and without charge therefor under Section 2.3) any personal property that is the subject of such Casualty Loss with personal property of equal grade and utility; if Seller timely cures such Casualty Loss, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof.  In each case, Seller shall retain all rights to insurance, condemnation awards, and other claims against third Persons with respect to the casualty or taking except to the extent the Parties otherwise agree in writing; provided, however, (i) if the cost of such insurance is included as a Property Expense for which Buyer is liable or Buyer otherwise assumes such cost under this Agreement, then Seller shall take such action as may be reasonably necessary to cause Buyer to receive the benefit of such insurance and (ii) Seller shall take such action as may be reasonably necessary to cause Buyer to receive the benefit of all claims against third Persons (including the assignment of such claims) with respect to such Casualty Loss (excluding claims for repair costs to the extent such costs have resulted in a decrease to the Purchase Price pursuant to this Section 8.4 or Seller has borne such costs under this Section 8.4).  To the extent the Purchase Price is reduced at Closing by the Estimated Net Casualty Loss of any Casualty Loss, then promptly after Buyer determines the actual cost to repair or replace, as applicable, the Assets affected by such Casualty Loss (such cost, not to exceed, in the case of a Lease or Well, the Allocated Value of such Lease or Well, the “Actual Net Casualty Loss”), Buyer shall give written notice thereof to Seller.  If the Actual Net Casualty Loss is more than the Estimated Net Casualty Loss, Seller shall pay Buyer the amount of such difference.  If the Actual Net Casualty Loss is less than the Estimated Net Casualty Loss, Buyer shall pay to Seller the amount of such difference.  Any such payment by a Party shall be made by wire transfer of immediately available funds within five days following Buyer’s notice of the Actual Net Casualty Loss.

(b)           If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the date of this Agreement, but no taking of such Asset or portion thereof occurs prior to the Closing Date, Buyer shall nevertheless be required to close and Seller, at Closing, shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, insofar as they are attributable to the Assets threatened to be taken, except that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, titles, interests and claims against third parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Assets.

ARTICLE IX
TAX MATTERS

9.1          Apportionment of Production Taxes.  Seller shall be responsible for all Production Taxes attributable to the Assets for any period or portion thereof ending before the Effective Time.  Buyer shall be responsible for all Production Taxes attributable to the Assets for any period or portion thereof beginning on or after the Effective Time.  All Production Taxes shall be deemed attributable to the period during which the relevant production occurred and not attributable to the year in which such Production Taxes are assessed.  The apportionment of Production Taxes between the Parties shall take place as an adjustment to the Purchase Price pursuant to Section 2.3 in the Preliminary Settlement Statement for Production Taxes for which information is available at the Closing and pursuant to Section 13.1 in the Final Settlement Statement for all remaining Production Taxes, using estimates of such Production Taxes if actual numbers are not available.

9.2          Income Taxes.  Each Party shall be responsible for its own Income Taxes.  Buyer and Seller recognize and acknowledge that, notwithstanding anything to the contrary in this Agreement, Seller shall remain the owner of the Assets for Income Tax purposes through the Closing Date, and accordingly (i) Seller shall include in its Income Tax Returns all items of income, gain, loss and deduction with respect to the Assets through the Closing Date and (ii) Seller shall be responsible for and shall bear and pay all Income Taxes with respect to the Assets or the income therefrom through the Closing Date (including all gain recognized on the sale of the Assets pursuant to this Agreement).

9.3          Transfer Taxes.  All Transfer Taxes (including any related interest, penalties or legal costs) that may be imposed on any transfer of the Assets under this Agreement shall be borne and paid 50% by Seller and 50% by Buyer.  The Parties shall cooperate with one another in the preparation of any Tax Returns and other related documentation with respect to such Transfer Taxes (including any exemption certificates and forms as each may request to establish an exemption from (or otherwise reduce) or make a report with respect to Transfer Taxes).  Any expenses, fees or costs incurred by Seller or Buyer in connection with preparing or filing such Tax Returns shall be borne and paid 50% by Seller and 50% by Buyer.

9.4          Allocations for Federal Income Tax Purposes.  Buyer and Seller acknowledge that, under Section 1060 of the Code, Buyer and Seller shall report the allocation of the Purchase Price and any other amounts treated as consideration for federal Income Tax purposes (collectively, the “Allocation Amount”) among the Assets by attaching Internal Revenue Service Form 8594 to their respective federal Income Tax returns for the taxable period which includes the Closing Date.  Buyer and Seller agree that the Allocation Amount shall be allocated among the Assets for Tax purposes in accordance with an allocation schedule substantially consistent with Schedule 9.4 of the Disclosure Letter (the “Tax Allocation Schedule”).  The Tax Allocation Schedule shall be revised in a manner consistent with Section 1060 of the Code to take into account any adjustments to the Purchase Price under this Agreement, including any indemnification payments under Article XIV.  Buyer and Seller shall each prepare their respective Forms 8594 with respect to the Transaction in a manner consistent with the Tax Allocation Schedule.  The Parties shall not take any Income Tax position (whether in audits, on Tax Returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

ARTICLE X
CONDITIONS PRECEDENT TO CLOSING

10.1        Seller’s Conditions Precedent.  The obligations of Seller at the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)           (1) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (other than the Buyer Fundamental Representations and those representations and warranties qualified with respect to materiality) as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), (2) the Buyer Fundamental Representations and those representations and warranties of Buyer contained in this Agreement qualified with respect to materiality shall be true and correct in all respects as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), and (3) Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects;

(b)           other than any order affecting only a portion of the Assets that could be treated as a Casualty Loss, no order has been entered by any Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing; and

(c)           Buyer shall be ready, willing, and able to deliver those deliverables specified in Section 12.3 as being delivered by Buyer at the Closing.

10.2        Buyer’s Conditions Precedent.  The obligations of Buyer at the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)           (1) All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (other than the Seller Fundamental Representations and those representations and warranties qualified with respect to materiality) as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), (2) the Seller Fundamental Representations and those representations and warranties of Seller contained in this Agreement qualified with respect to materiality shall be true and correct in all respects as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), and (3) Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects;

(b)           other than any order affecting only a portion of the Assets that could be treated as a Casualty Loss, no order has been entered by any Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing;

(c)           Seller shall be ready, willing, and able to deliver those deliverables specified in Section 12.3 as being delivered by Seller at the Closing; and

(d)           the Seller Parent Guarantee shall be in full force and effect.

ARTICLE XI
RIGHT OF TERMINATION AND ABANDONMENT

11.1        Termination.  This Agreement may be terminated:

(a)           by mutual consent of Seller and Buyer;

(b)           by Seller, if, through no fault of Seller, the Closing does not occur on or before June 30, 2016 (the “Outside Date”);

(c)           by Buyer if, through no fault of Buyer, the Closing does not occur on or before the Outside Date;

(d)           by Seller, if Seller’s conditions set forth in Section 10.1 are not satisfied or are not capable of satisfaction at such time through no fault of Seller and are not waived by Seller, as of the Scheduled Closing Date (or such later date as determined under Section 12.1);

(e)           by Buyer, if Buyer’s conditions set forth in Section 10.2 are not satisfied or are not capable of satisfaction at such time through no fault of Buyer and are not waived by Buyer, as of the Scheduled Closing Date (or such later date as determined under Section 12.1);

(f)            subject to the right of either Party to refer Title Disputed Matters and Environmental Disputed Matters to arbitration, by either Party in the event that the aggregate of (1) the Title Defect Adjustments (and subject to the resolution of Title Disputed Matters under Section 4.4) in accordance with Section 4.2, (2) Environmental Defect Adjustments, and (3) the Allocated Value of any Title Defect Property or Environmental Defect Property retained by Seller under Sections 4.2(d)(3) and 5.1(c)(ii) exceeds twenty percent (20%) of the Purchase Price; or

(g)           automatically under Section 2.1(a) if Seller does not receive the Deposit by 5:00 p.m., Central Time, on the date that is one Business Day after the Execution Date;

provided, however, that without limiting the Parties’ rights under Section 11.1(a) and 11.1(f) and the automatic termination under Section 11.1(g), no Party will be entitled to terminate this Agreement under Sections 11.1(b), 11.1(c), 11.1(d), or 11.1(e), as applicable, if such Party is in breach of this Agreement and such breach results (or would result if Closing were then scheduled to occur) in a failure of a condition set forth in Sections 10.1 or 10.2, as applicable.

11.2        Remedies.

(a)           Buyer’s Breach.  If Seller is entitled to terminate this Agreement under Section 11.1(d), Seller shall be entitled, as its sole and exclusive remedy for Buyer’s breach of this Agreement and as full and final settlement of all liabilities associated with Buyer’s breach of this Agreement, to elect to terminate this Agreement under Section 11.1(d) and retain the Deposit, plus earnings thereon, as liquidated damages and not as a penalty.  The Parties agree that the retention of the Deposit as set forth in this Section 11.2(a) will be deemed liquidated damages and that the amount of liquidated damages is reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from Buyer’s failure to tender performance on the Scheduled Closing Date.

(b)           Seller’s Breach.

(1)           Except as otherwise set forth in Section 11.2(b)(2), if Buyer is entitled to terminate this Agreement under Section 11.1(e) or Section 11.1(f), Buyer shall be entitled to elect to (i) terminate this Agreement in which case (A) Seller shall return to Buyer the Deposit, and (B) Buyer may bring a claim for actual damages against Seller as a result of Seller’s breach; provided, however, such actual damages will not include, and Buyer waives any right to recover under this Section 11.2(b)(1), the Buyer Hedge Losses as damages, or (ii) not terminate this Agreement and pursue the remedy of specific performance of this Agreement.

(2)           If Seller Willfully Breaches by failing to tender performance at the Scheduled Closing Date (or such later date as determined under Section 12.1) and Buyer is entitled to terminate this Agreement under Section 11.1(e), Buyer shall be entitled to elect to (i) terminate this Agreement in which case (A) Seller shall return to Buyer the Deposit, and (B) Buyer may bring a claim for actual damages against Seller as a result of Seller’s Willful Breach, which shall include any Buyer Hedge Losses, or (ii) not terminate this Agreement and pursue the remedy of specific performance of this Agreement.

(3)           The remedies set forth in Sections 11.2(b)(1) and 11.2(b)(2) are Buyer’s sole and exclusive remedies for Seller’s breach of this Agreement and will be Buyer’s full and final settlement of all liabilities associated with Seller’s breach of this Agreement.  The Parties agree that in the event Buyer elects to terminate this Agreement and receive such amounts as provided herein, such remedies will be deemed liquidated damages and that the amount of liquidated damages is reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from Seller’s failure to tender performance on the Scheduled Closing Date.

(c)           Termination Under Section 11.1.  If this Agreement is terminated under Section 11.1, this Agreement shall become void and of no further force or effect, except for the provisions of Sections 3.2 (Access to the Assets; On-site Inspection), 11.2 (Remedies), and Article XV (Miscellaneous), all of which shall continue in full force and effect in accordance with their terms.  If Buyer or Seller terminates this Agreement under Section 11.1 other than in the circumstances described in Sections 11.2(a) or (b), neither Buyer nor Seller shall have any liability to the other Party for termination of this Agreement, but in such event, Seller shall immediately return the Deposit to Buyer.

ARTICLE XII
CLOSING

12.1        Date of Closing.  The “Closing” of the Transaction shall, unless otherwise agreed to in writing by Buyer and Seller, be held on May 6, 2016 (“Scheduled Closing Date”) or, if all conditions in Article X to be satisfied prior to the Closing have not yet been satisfied or waived, as soon as possible thereafter as such conditions have been satisfied or waived, subject to the rights of the Parties under Article XI.  The date the Closing actually occurs is called the “Closing Date.”

12.2        Time and Place of Closing.  The Closing shall be held at the offices of Seller in Denver, Colorado beginning at 9:00 a.m., Mountain Time, or at such other time and place as Buyer and Seller may agree in writing.

12.3        Closing Obligations.  At the Closing, each Party shall deliver to the other Party the following closing deliveries, as applicable, each being deemed to have occurred simultaneously with the others:

(a)           Seller shall execute, acknowledge and deliver to Buyer, an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit C, and any applicable forms of any Governmental Authorities, conveying the Assets to Buyer as of the Effective Time.

(b)           Seller and Buyer shall have previously executed and delivered the Preliminary Settlement Statement under Section 2.3(b).

(c)           Buyer shall deliver the Closing Amount to the account at a bank designated by Seller by wire transfer in immediately available funds, or by such other method as agreed to by the Parties.

(d)           Seller shall execute and deliver to Buyer a Certificate of Non-Foreign Status in the form attached as Exhibit D.

(e)           Buyer shall deliver to Seller the Officer’s Certificate dated as of the Closing Date, in form and substance similar to Exhibit E.

(f)            Seller shall deliver to Buyer the Officer’s Certificate dated as of the Closing Date, in form and substance similar to Exhibit F.

(g)           The Parties shall execute and deliver letters-in-lieu of division or transfer orders covering the Assets that are prepared and provided by Seller and reasonably satisfactory to Buyer, to reflect the Transaction.

(h)           Seller shall deliver to Buyer evidence that all lien releases from Seller’s current lenders have been obtained relating to all mortgages, deeds of trust, fixture filings and security agreements affecting the Assets, and that releases of any related financing statements have been obtained (where applicable, in accordance with the Uniform Commercial Code).

(i)            Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE XIII
FINAL SETTLEMENT STATEMENT

13.1        Post-Closing Adjustments.  No later than 90 days after Closing, Seller will prepare and deliver to Buyer, in accordance with customary industry accounting practices, the final settlement statement (the “Final Settlement Statement”) setting forth (i) each adjustment or payment that was not finally determined as of the Closing, (ii) showing the calculation of such adjustment and, (iii) the final purchase price (the “Final Purchase Price”).  No later than 30 days after receipt of Seller’s proposed Final Settlement Statement, Buyer shall deliver to Seller a written report (with supporting documentation) containing any changes that Buyer proposes to make to the Final Settlement Statement.  Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller.  The Parties shall agree with respect to the changes proposed by Buyer, if any, no later than 30 days after receipt of Seller’s proposed Final Settlement Statement.  The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Final Settlement Date.”  If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference.  If the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference.  Any payment by a Party shall be made by wire transfer of immediately available funds within five Business Days of the Final Settlement Date.  Any adjustments requiring additional payment by either Buyer or Seller shall also be made in the same manner.  The adjustments set out in the Final Settlement Statement shall be a final settlement of the Parties with respect to all matters addressed in such Final Settlement Statement.

13.2        Dispute Resolution.  If the Parties are unable to resolve a Dispute as to the Final Purchase Price by 30 days after Buyer’s receipt of Seller’s proposed Final Settlement Statement, the Parties shall submit the Dispute to the Accounting Referee pursuant to this Section 13.2.  Within five Business Days after the Accounting Referee has agreed to serve as such or has been appointed by the Parties or the Houston, Texas, office of the American Arbitration Association, as applicable, each Party shall summarize its position with regard to the Dispute in a written document of ten pages or less and submit such summaries to the Accounting Referee, together with the Final Settlement Statement, Buyer’s written report containing its objections thereto and any other documentation such Party may desire to submit.  Seller shall also furnish the Accounting Referee with a copy of this Agreement.  The Parties shall instruct the Accounting Referee that, within 15 Business Days after receiving the Parties’ respective submissions, the Accounting Referee shall render a decision with respect to each Dispute based on the terms of this Agreement and the materials described above.  The Accounting Referee, however, may not render a decision with respect to any Dispute in excess of the highest value for such Dispute as claimed by the Parties or lower than the lowest value for such Dispute as claimed by the Parties.  The Accounting Referee shall calculate only the Disputes addressed by Buyer in its written report regarding the Final Settlement Statement that are not otherwise resolved and agreed upon in writing by Seller and Buyer after the initiation of the procedures contained in this Section 13.2.  Each decision with respect to any Dispute that is rendered by the Accounting Referee in accordance with this Section 13.2 shall be final, conclusive and binding on Seller and Buyer and shall be enforceable against each of the Parties in any court of competent jurisdiction.  The costs of such Accounting Referee shall be borne one-half by Buyer and one-half by Seller.  The Final Purchase Price set forth in the Final Settlement Statement, incorporating the adjustment amounts determined by the Accounting Referee in accordance with this Section 13.2, in addition to the adjustment amounts agreed to in writing by the Parties, shall be final and binding on the Parties.  The Accounting Referee shall be authorized to resolve only the specific Dispute aspects of the Final Settlement Statement submitted by the Parties as provided above and may not award damages, interest or penalties to any Party with respect to any other matter.

ARTICLE XIV
ASSUMPTION AND RETENTION OF LIABILITIES; INDEMNIFICATION

14.1        Buyer’s Assumption of Liabilities and Losses.  Without limiting the indemnity provisions set forth in Sections 14.3 and 14.4, at the Closing, Buyer shall assume and pay, perform, fulfill and discharge all Losses with respect to the Assets, regardless of whether such Losses arose prior to, on or after the Effective Time, including (a) the Assumed Environmental Liabilities, (b) the ownership, development, exploration, operation or maintenance of the Assets or the production, transportation, processing and marketing of Hydrocarbons from the Assets, including the payment of Property Expenses, which payment excludes, however, any adjustments to the Purchase Price under Section 2.3 and Article XIII, (c) the payment of Production Taxes, (d) the payment of Burdens on the Assets, (e) the Plugging and Abandonment Obligations, (f) the make-up and balancing obligations for gas from the Wells, and (g) any Retained Liabilities described in Sections 14.2(i) or 14.2(j) for which Buyer has not delivered to Seller a Claim Notice on or before the date that is three years after the Closing Date ((a) through (g) are, collectively, the “Assumed Liabilities”); provided however, that the Assumed Liabilities shall not include, and Buyer does not assume, any Losses of Seller to the extent that they are Retained Liabilities.  By assuming any liabilities or obligations in this Section 14.1, Seller and Buyer do not intend to, and are not deemed to have admitted to any third Person, any liability.

14.2        Seller’s Retention of Liabilities and Losses.  Without limiting the indemnity provisions set forth in Sections 14.3 and 14.4, Seller retains and hereby agrees to pay, perform, fulfill and discharge all Losses relating to the following (collectively, the “Retained Liabilities”):

(a)           the Excluded Assets;

(b)           the other matters described on Schedule 14.2 of the Disclosure Letter;

(c)           the litigation listed on Schedule 6.1(g) of the Disclosure Letter;

(d)           all obligations and amounts owed to any employees of Seller relating to the employment of such individuals by Seller or the termination of employment of such individuals by Seller;

(e)           all obligations and liabilities owed to any employees of Seller arising under any employee benefit or welfare plan maintained by Seller;

(f)            claims asserted by any employee, contractor or subcontractor of Seller for bodily injury or death;

(g)           all claims asserted for bodily injury to or death or damage to property to the extent resulting or arising from, or attributable to, the use, ownership or operation of the Assets and attributable to periods prior to the Closing Date (other than damage to property attributable or resulting from an Assumed Environmental Liability, all of which are Assumed Liabilities);

(h)           any indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bond, letter of credit or similar financial contract, in each case, for borrowed money of Seller or of any its Affiliates;

(i)            the payment of proceeds or other amounts owed to working interest, royalty, overriding royalty and other interest owners relating to the Assets, including with respect to any amounts held in suspense, and attributable to the period of time prior to the Effective Time, including any mispayments or allegations of mispayments of such proceeds or amounts attributable to the period of time prior to the Effective Time and any joint interest audits relating to the period of time prior to the Effective Time, for which Buyer, in the case of this Section 14.2(i), has delivered a Claim Notice to Seller on or before the date that is three years after the Closing Date;

(j)            any fines or penalties imposed by any Governmental Authority relating to the Assets, or the ownership or operation thereof, with respect to the period prior to the Closing, excluding any such fines or penalties imposed by any Governmental Authority relating to or arising from any Assumed Environmental Liability, for which Buyer, in the case of this Section 14.2(j), has delivered a Claim Notice to Seller on or before the date that is three years after the Closing Date;

(k)           the disposal or transportation of any Hazardous Substance to any location not on the Assets or lands pooled or unitized therewith to the extent resulting or arising from, or attributable to, the use, ownership or operation of the Assets and attributable to periods prior to the Closing Date; and

(l)            any Seller Taxes.

By retaining any liabilities or obligations in this Section 14.2, Seller and Buyer do not intend to, and are not deemed to have admitted to any third Person, any liability.

14.3        Indemnification.

(a)           Seller’s Indemnification of Buyer.  Following the Closing, Seller shall defend, indemnify, save and hold harmless Buyer Indemnified Parties, from and against all Losses to the extent caused by, arising out of, or resulting from:

(1)           the Retained Liabilities;

(2)           any matter for which Seller has agreed to indemnify Buyer under this Agreement;

(3)           any breach of representations or warranties made by Seller in this Agreement or in any certificate or Transaction Document delivered by or on behalf of Seller pursuant to this Agreement; and

(4)           any breach of any covenants or agreements by Seller under this Agreement or any Transaction Documents.

(b)           Buyer’s Indemnification of Seller.  Following the Closing, Buyer shall defend, indemnify, save and hold harmless Seller Indemnified Parties from and against all Losses to the extent caused by, arising out of or resulting from:

(1)           the Assumed Liabilities;

(2)           any matter for which Buyer has agreed to indemnify Seller under this Agreement;

(3)           any breach of representations or warranties made by Buyer in this Agreement or in any certificate or Transaction Document delivered by or on behalf of Buyer pursuant to this Agreement; and

(4)           any breach of any covenants or agreements of Buyer under this Agreement or any Transaction Documents.

As to each of the clauses described in this Section 14.3(b), EVEN IF SUCH LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER OR ANY SELLER INDEMNIFIED PARTIES.

(c)           Scrape.  For purposes of determining the amount of Losses (but not for the purpose of determining whether or not a representation or warranty has been breached) under this Article XIV, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality contained in or otherwise applicable to such representation or warranty.

(d)           Losses.  The term “Losses” or, in the singular, “Loss,” means any and all, direct or indirect, demands, claims, notices of violations, notices of probable violations, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, losses, costs, and expenses (including costs and expense of operating the Assets) of any kind or character (whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability, or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or other legal theory), including penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any of the foregoing, and all amounts paid in settlement of any of the foregoing.  Without limiting the generality of the foregoing, the term “Losses” specifically includes any and all Losses arising from, attributable to, or incurred in connection with any (i) breach of contract, (ii) loss or damage to property, injury to, or death of Persons, and other tortuous injury, and (iii) violations of applicable Laws, including Environmental Laws, and any other legal right or duty actionable at Law or equity.  Losses for purposes of this Article XIV shall be subject to the limitations set forth in Section 11.2(d).

14.4        Limitation on Indemnity Obligations.  With respect to all claims for indemnification hereunder, the following limitations shall apply:

(a)           De Minimis Threshold.  Other than with respect to the Seller Fundamental Representations or in the case of fraud, if the Loss that is the subject of a Claim for indemnification by Buyer Indemnified Parties under Section 14.3(a)(3) does not exceed a $50,000 threshold (“De Minimis Threshold”) per event or circumstance, then the Buyer Indemnified Parties shall not be entitled to indemnification from Seller for such Loss until such time as such Loss exceeds the De Minimis Threshold. Other than with respect to the Buyer Fundamental Representations or in the case of fraud, if the Loss that is the subject of a Claim for indemnification by Seller Indemnified Parties under Section 14.3(b)(3) does not exceed the De Minimis Threshold per event or circumstance, then the Seller Indemnified Parties shall not be entitled to indemnification from Buyer for such Loss until such time as such Loss exceeds the De Minimis Threshold.

(b)           Indemnity Threshold.  Other than with respect to the Seller Fundamental Representations or in the case of fraud, Seller shall not have any liability for indemnification under Section 14.3(a)(3) until and unless the aggregate amount of all liability for Losses that exceed the De Minimis Threshold exceeds an amount equal to 3.0% of the unadjusted Purchase Price (“Indemnity Threshold”), after which point Buyer Indemnified Parties shall be entitled to claim Losses from the first dollar. Other than with respect to the Buyer Fundamental Representations or in the case of fraud, Buyer shall not have any liability for indemnification under Section 14.3(b)(3) until and unless the aggregate amount of all liability for Losses that exceed the De Minimis Threshold exceeds the Indemnity Threshold, after which point Seller Indemnified Parties shall be entitled to claim Losses from the first dollar.

(c)           Cap.  Other than in the case of fraud, in no event shall Seller’s aggregate liability to indemnify Buyer Indemnified Parties for aggregate Losses under Section 14.3(a)(3) exceed (1) other than with respect to the Seller Fundamental Representations, 15% of the unadjusted Purchase Price, or (2) with respect to the Seller Fundamental Representations, 100% of the unadjusted Purchase Price. Other than in the case of fraud, in no event shall Buyer’s aggregate liability to indemnify Seller Indemnified Parties for aggregate Losses under Section 14.3(b)(3) exceed (1) other than with respect to the Buyer Fundamental Representations, 15% of the unadjusted Purchase Price, or (2) with respect to the Buyer Fundamental Representations, 100% of the unadjusted Purchase Price.

14.5        Effect of Knowledge of Breach of Representation or Warranty.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 10.1 or Section 10.2, as the case may be.

14.6        Exclusive Remedy.  Except (i) in the case of fraud, (ii) as expressly provided in this Agreement with respect to Title Defects and Environmental Defects, all of which must be asserted before the Defect Notice Date or such defects are waived, and (iii) for Buyer’s rights with respect to the special warranty of title contained in the Assignment, Buyer Indemnified Parties’ sole and exclusive recourse against Seller, and Seller Indemnified Parties’ sole and exclusive recourse against Buyer, after the Closing for any Loss or claim of Losses arising out of or relating to this Agreement and the Assets shall be the indemnification provisions of this Article XIV.

14.7        Procedure.  The indemnifications contained in Section 14.3 shall be implemented as follows:

(a)           Coverage.  Such indemnity shall extend to all Losses suffered or incurred by the indemnified Party under this Article XIV.

(b)           Claim Notice.  The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which, to be effective, must state:  (i) the amount of each payment claimed by an Indemnified Party to be owing, to the extent such information is available, (ii) the basis for such claim, with supporting documentation, if available, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed.  The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

(c)           Information.  Within 60 days after the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Agreement (a “Claim”), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.  The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of liability under this Agreement except to the extent that the defense of such Claim is materially prejudiced by the failure to give such notice.

(1)           Third-Party Claims.  In the event of a Claim made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third-Party Claim”), at the election of the Indemnifying Party made within 20 days after receipt of the Claim Notice, the Indemnified Party shall allow the Indemnifying Party to assume control of such Third-Party Claim (to the extent only that such Third-Party Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable) so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within 20 days that it will indemnify the Indemnified Party with respect to such Third-Party Claim, (ii) the Indemnifying Party conducts such defense diligently with counsel reasonably satisfactory to the Indemnified Party, (iii) the Indemnified Party has not been advised by counsel that an actual conflict of interest exists between the Indemnifying Party and the Indemnified Party in connection with the defense of such Third-Party Claim, (iv) the Third-Party Claim, individually or in the aggregate with any other claim, does not involve potential Losses that exceed the amount of the indemnification available under this Agreement, and (v) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party and is not a part of a criminal proceeding.  If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish, to the extent practicable, the Indemnifying Party with copies of all pleadings and other information with respect to such Third-Party Claim.  The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.  The Indemnified Party is authorized, prior to and during such 20 day period, to file any motion, answer or other pleading that it shall deem necessary and appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party, all costs of which shall be included as Losses in respect of such claim for indemnification.  Notwithstanding the foregoing, if counsel for the Indemnifying Party reasonably determines that there is a conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of such Third-Party Claim or that there are legal defenses available to such Indemnified Party different from or in addition to those available to the Indemnifying Party, then one counsel for the Indemnified Party shall be entitled, if the Indemnified Party so elects, to participate in or conduct the defense to the extent reasonably determined by such counsel to protect the interests of the Indemnified Party, at the expense of the Indemnifying Party; provided that in no event shall the Indemnifying Party be required to pay the fees and expenses of more than one counsel selected by the Indemnified Party.  No settlement of a Third-Party Claim may be made by the Indemnifying Party without the written consent of the Indemnified Party, such consent not to be unreasonably withheld.  If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Third-Party Claim.  In the absence of such an election to assume control by the Indemnifying Party, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article XIV applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense.  If the Indemnifying Party notifies the Indemnified Party that it desires to defend the Third-Party Claim under this Section 14.7(c), then the Indemnifying Party shall work diligently to defend the Third-Party Claim and shall not enter into any compromise or settlement or discharge with respect to the Third-Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise settlement or discharge (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) involves no finding or admission of any violation of Law or the rights of any Indemnified Party, (iii) does not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business, and (iv) includes, as a condition of any entry of judgment, settlement, compromise, discharge or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third-Party Claim.

(2)           Direct Claims.  In the event of a Direct Claim, the Indemnifying Party shall have 60 days after its receipt of the Claim Notice with respect to such Direct Claim to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 60-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

14.8        Express Negligence.  THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE, ASSUMED LIABILITIES, WAIVER, AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT WILL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES, AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY.  THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

14.9        No Insurance; Subrogation.  The indemnifications provided in this Agreement shall not be construed as a form of insurance.  Buyer and Seller hereby waive for themselves, their successors or assigns, including any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from their respective insurers.

14.10      Reservation as to Third-Parties.  Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any third Person for any obligations or liabilities that may be incurred with respect to the Assets.

14.11      Reduction in Losses.  Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses, including by maintaining insurance coverage with respect to the Assets and making claims relating to the Assets thereunder.  The amount of any Losses for which an Indemnified Party is entitled to indemnity under this Article XIV shall be reduced by (a) the amount of insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Losses, and (b) the present value (as agreed by the Parties) of any Tax Benefit actually recognized by the Indemnified Party.  For this purpose, the Indemnified Party shall be deemed to recognize a Tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Losses in such taxable year or carried forward to such taxable year, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Losses in such taxable year or carried forward to such taxable year (to the extent permitted by relevant Tax Law and treating such Tax items as the last items claimed for any taxable year).

14.12      Limitation on Damages.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING, EXCEPT AS SPECIFICALLY SET FORTH SECTION 11.2(b)(2), ANY BUYER HEDGE LOSSES, AND IN FURTHERANCE OF THE FOREGOING, EACH PARTY RELEASES THE OTHER PARTY AND WAIVES ANY RIGHT OF RECOVERY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE CAUSED BY THE OTHER PARTY’S NEGLIGENCE (AND REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE, JOINT, CONCURRENT, ACTIVE, PASSIVE OR GROSS NEGLIGENCE), FAULT, OR LIABILITY WITHOUT FAULT; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE CONSTRUED AS LIMITING AN OBLIGATION OF A PARTY TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER PARTY AGAINST (1) CLAIMS ASSERTED BY THIRD PARTIES, INCLUDING, BUT NOT LIMITED TO, THIRD-PARTY CLAIMS FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR (2) ANY LOSSES THAT ARE THE REASONABLY FORESEEABLE RESULT OF ANY BREACH, DEFAULT, ACT OR OMISSION OF SUCH FIRST PARTY; PROVIDED FURTHER, HOWEVER, EXCEPT AS SPECIFICALLY SET FORTH SECTION 11.2(B)(2), BUYER MAY NOT RECOVER ANY BUYER HEDGE LOSSES.

ARTICLE XV
MISCELLANEOUS

15.1        Expenses.  Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same, including engineering, land, title, legal and accounting fees, consultant and other professional costs and expenses.

15.2        Notices.  All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery under this Agreement shall be deemed to have been duly made and the receiving Party charged with notice (a) if personally delivered, when received, (b) if sent by email transmission, on the date sent if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) if mailed, five Business Days after mailing, certified mail, return receipt requested, or (d) if sent by overnight courier, one day after sending.  All notices shall be addressed as follows:

If to Seller:

Forestar Petroleum Corporation.

6300 Bee Cave Road, Building Two

Suite 500

Austin, Texas 78746

Attn:                    Charles D. Jehl

Email: ChuckJehl@forestargroup.com

With a copy to (which will not constitute notice):

Forestar Petroleum Corporation.

6300 Bee Cave Road, Building Two

Suite 500

Austin, Texas 78746

Attn:                    Matt Stark

David Grimm

Email:            MattStark@forestargroup.com

DavidGrimm@forestargroup.com

With a copy to (which will not constitute notice):

Davis Graham & Stubbs, LLP

1550 17th Street, Suite 500

Denver, CO 80202

Attn:                    Kristin L. Lentz

Sam Niebrugge

Email:            Kristin.Lentz@dgslaw.com

Sam.Niebrugge@dgslaw.com

If to Buyer:

590 Madison Avenue, 9th Floor

New York, New York 10022

Attn:                    Joseph Stark

Shawn Singh

Email:            Joseph.Stark@dwpartners.com

Shawn.Singh@dwpartners.com

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

15.3        Amendments.  This Agreement may not be amended nor any rights under this Agreement waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

15.4        Waiver.  No Party shall be deemed to have waived or discharged any claim arising out of this Agreement, or any power, right, privilege, remedy, or condition under this Agreement, unless the waiver or discharge of such claim, power, right, privilege, remedy, or condition is expressly set forth in a written instrument duly executed and delivered by or on behalf of the Party against whom the waiver or discharge is sought to be enforced.  A waiver or discharge made on one occasion or a partial waiver or discharge of any power, right, privilege, remedy, or condition shall not preclude any other or further exercise or enforcement of such power, right, privilege, or remedy or requirement to satisfy such condition.  No failure or delay on the part of any Party to exercise or enforce any power, right, privilege, or remedy under this Agreement or to require the satisfaction of any condition under this Agreement and no course of dealing between the Parties shall operate as a waiver, discharge, or estoppel of any such power, right, privilege, remedy, or condition.

15.5        Assignment.  Neither Party may assign this Agreement or any of its rights or interests under this Agreement, or delegate any of its obligations or liabilities under this Agreement, without the prior written consent of the other Party, which consent may be withheld in each such Party’s sole and absolute discretion and may be conditioned on the receipt of a written assumption of such obligations from the delegate.  Any purported assignment or delegation in violation of this Section 15.5 is void.

15.6        Announcements.  Prior to Closing, neither Party nor any of such Party’s Affiliates may issue any press release or other public announcement, or public statement or public comment relating to this Agreement or the Transaction, without the consent of the other Party, as the case may be.  At or after Closing, the content of any press release or public announcement first announcing the consummation of this transaction shall be subject to the prior review and reasonable approval of Seller and Buyer. The of this Section 15.6 shall not restrict disclosures by Buyer or Seller which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.

15.7        Counterparts/Electronic Signatures.  This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile or electronic image scan transmission in .pdf format shall be deemed to be their original signatures for all purposes.  Any Party that delivers an executed counterpart signature page by facsimile or by electronic scan transmission in .pdf format shall promptly thereafter deliver a manually executed counterpart signature page to each of the other Party; provided, however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

15.8        Jurisdiction, Venue, Jury Waiver. Jurisdiction and venue with respect to any Disputes arising hereunder shall be proper only in the federal courts of the United States located in Harris County, Texas, or the state courts located in Harris County, Texas, and each Party irrevocably agrees that all Disputes permitted to be commenced in court shall be heard and determined exclusively in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any Dispute arising under or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  A judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each Party irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby.  EACH PARTY VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

15.9        Governing Law.  This Agreement and the Transaction and any arbitration or Dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the Laws of the State of New York without reference to the conflict of Laws principles thereof; provided, however, that any matter related to real property shall be governed by the Laws of the state of North Dakota.

15.10      Entire Agreement.  This Agreement, including the Exhibits and the Disclosure Letter, and the Confidentiality Agreement constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

15.11      Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

15.12      Survival.

(a)           Seller’s Representations and Warranties.  Subject to Section 15.12(e), the representations and warranties of Seller in Article VI (other than the Seller Fundamental Representations) and the corresponding indemnity obligations of Seller under Section 14.3(a)(3) with respect to all such representations and warranties, shall expire and terminate at 5:00 P.M., Mountain time, on the date that is 12 months after the Closing Date.  The Seller Fundamental Representations and the corresponding indemnity obligations of Seller under Section 14.3(a)(3) with respect to all such representations and warranties, shall not expire and shall survive Closing and remain in full force and effect indefinitely.

(b)           Buyer’s Representations and Warranties.  Subject to Section 15.12(e), the representations and warranties of Seller in Article VII (other than the Buyer Fundamental Representations) and the corresponding indemnity obligations of Buyer under Section 14.3(b)(3) with respect to all such representations and warranties, shall expire and terminate at 5:00 P.M., Mountain time, on the date that is 12 months after the Closing Date.  The Buyer Fundamental Representations and the corresponding indemnity obligations of Buyer under Section 14.3(b)(3) with respect to all such representations and warranties, shall not expire and shall survive Closing and remain in full force and effect indefinitely.

(c)           Covenants.

(1)           Each of the covenants and performance obligations of Seller (1) that are to be complied with or performed by Seller prior to Closing and the corresponding indemnities set forth in Section 14.3(a)(4) with respect to such covenants and obligations shall expire and terminate at 5:00 P.M., Mountain time, on the Closing Date, and (2) that are to be complied with or performed by Seller on or after Closing and the other documents executed at Closing that are to be complied with or performed by Seller on or after Closing and the corresponding indemnities set forth in Section 14.3(a)(4) with respect to such covenants and obligations shall not expire and shall survive Closing and remain in full force and effect indefinitely.

(2)           Each of the covenants and performance obligations of Buyer (1) that are to be complied with or performed by Buyer prior to Closing and the corresponding indemnities set forth in Section 14.3(b)(4) with respect to such covenants and obligations shall expire and terminate at 5:00 P.M., Mountain time, on the Closing Date, and (2) that are to be complied with or performed by Buyer on or after Closing and the other documents executed at Closing that are to be complied with or performed by Buyer on or after Closing and the corresponding indemnities set forth in Section 14.3(b)(4) with respect to such covenants and obligations shall not expire and shall survive Closing and remain in full force and effect indefinitely.

(d)           Retained and Assumed Liabilities.  Notwithstanding anything in this Agreement to the contrary, (1) Seller’s indemnity set forth in Section 14.3(a)(1) shall not expire and shall survive Closing and remain in full force and effect indefinitely and (y) Buyer’s indemnity set forth in Section 14.3(b)(1) shall not expire and shall survive Closing and remain in full force and effect indefinitely.

(e)           Survival After Claim.  Notwithstanding Section 15.12(a) through (c), if a Claim Notice has been properly delivered under Section 14.7 before the date any representation, warranty, covenant, or performance obligation would otherwise expire under such Sections alleging a right to indemnification or defense for Losses arising out, relating to, or attributable to the breach of such representation, warranty, covenant, or performance obligation, such representation, warranty, covenant, or performance obligation shall continue to survive until the claims asserted in such Claim Notice that are based on the breach of such representation, warranty, covenant, or performance obligation have been fully and finally resolved under Section 15.8 or by agreement of the Parties.

15.13      No Third-Party Beneficiaries.  This Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns.

15.14      Time of the Essence.  Time is of the essence in this Agreement.

15.15      No Partnership; No Fiduciary Duty.  This Agreement shall not create and it is not the purpose or intention of the Parties to create any partnership, mining partnership, joint venture, general partnership, or other partnership relationship and none shall be inferred, and nothing in this Agreement shall be construed to establish a fiduciary relationship between the Parties for any purpose.

15.16      Other Contract Interpretation.

(a)           Headings.  The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

(b)           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any adverse manner to Seller or Buyer. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the greatest extent possible.

(c)           Agreement Not to Be Construed Against Drafter.  The Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d)           Miscellaneous Interpretation.  When a reference is made in this Agreement to Articles, Sections, or Exhibits, such reference will be to an Article, Section, or Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to a Schedule, such reference will be to a Schedule to the Disclosure Letter.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the words “herein,” “hereof,” “hereby,” “hereunder” and words of similar nature refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited, and (iv) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require.  The Schedules and Exhibits attached to this Agreement are deemed to be part of this Agreement and included in any reference to this Agreement.  If the date of performance falls on a day that is not a Business Day, then the actual date of performance will be the next succeeding day that is a Business Day.

[Signature page follows.]

The Parties have executed this Agreement as of the Execution Date to be effective as of the Effective Time.

SELLER

FORESTAR PETROLEUM CORPORATION.

By:	/s/ Charles D. Jehl
Name:	Charles D. Jehl
Title:	Chief Financial Officer & Treasurer

BUYER

DW SLATE, LLC

By:	/s/ Shawn R. Singh
Name:	Shawn R. Singh
Title:	Authorized Signatory

SIGNATURE PAGE TO
PURCHASE AND SALE AGREEMENT

Annex I

Definitions

“AAA” means the Arbitration Association of America.

“AAA Rules” means the effective Commercial Arbitration Rules and Mediation Procedures published by the AAA.

“Accounting Referee” means the Denver, Colorado, office of Hein & Associates LLP, or such other nationally recognized United States based accounting firm as is mutually agreed upon by the Parties; provided that if the Denver, Colorado, office of Hein & Associates LLP is unable or unwilling to serve as the Accounting Referee within 10 days after receipt of a written request from the Parties to serve, then, absent agreement by the Parties as to a replacement for such Accounting Referee within 10 Business Days after notification that the Denver, Colorado, office of Hein & Associates LLP is unable or unwilling to serve, the Accounting Referee shall be a nationally recognized accounting firm not materially associated with Seller or Buyer as selected by the Denver, Colorado, office of the American Arbitration Association.

“Actual Net Casualty Loss” is defined in Section 8.4(a).

“AFEs” is defined in Section 6.2(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  As used in this definition, the term “control” and its derivatives means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Aggregate Defect Deductible” is defined in Section 4.2(f).

“Agreement” is defined in the preamble.

“Allocated Value” is defined in Section 2.2.

“Allocation Amount” is defined in Section 9.4.

“Applicable Contracts” is defined in Section 1.3(e).

“Assets” is defined in Section 1.3.

“Assumed Environmental Liabilities” is defined in Section 5.5.

“Assumed Liabilities” is defined in Section 14.1.

“Burdens” means any royalties (including landowner’s, overriding, and nonparticipating), net profits interests, production payments, or other similar burdens measured by or payable out of production of Hydrocarbons.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Colorado are generally open for business.

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“Buyer” is defined in the preamble.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.5, and 7.8.

“Buyer Hedge Losses” means any losses that Buyer or any of its Affiliates incur following termination of this Agreement as a result of it unwinding or terminating any short oil price hedge positions it has entered into in contemplation of acquiring the Assets pursuant to the Transaction; provided, however, such short oil price hedge position shall not exceed 2,500 NYMEX crude oil contracts (assumes 1,000 barrels of oil per contract).

“Buyer Indemnified Parties” means Buyer, its Affiliates, its and their Representatives, and each such Person’s successors and assigns.

“Casualty Loss” is defined in Section 8.4(a).

“Claim” is defined in Section 14.7(c).

“Claim Notice” is defined in Section 14.7(b).

“Closing” is defined in Section 12.1.

“Closing Amount” is defined in Section 2.3(b).

“Closing Date” is defined in Section 12.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” is defined in Section 8.2(a).

“Consent” means, other than any preferential purchase right, any consents to assignment or other similar restrictions on assignment, in each case, that would be applicable in connection with the transfer of the Assets to Buyer or the consummation of the Transaction by Seller.

“Contract” means any written or oral contract, agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, debt instrument or any other legally binding arrangement, including farmin and farmout agreements; participation, exploration and joint development agreements, crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements, acreage contribution agreements, operating agreements, balancing agreements, unitization agreements, processing agreements, Hydrocarbon balancing agreements, Hydrocarbon storage agreements, facilities or equipment leases, platform use and platform sharing agreements, production handling agreements, and other similar contracts.

“COPAS” means the Council of Petroleum Accountant Societies of North America.

“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Defect Notice Date” is defined in Section 4.1(a).

“Defensible Title” is defined in Section 4.1(c).

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“De Minimis Threshold” is defined in Section 14.4(a).

“Deposit” is defined in Section 2.1(a).

“Diligence Representatives” means the Buyer’s employees, agents, representatives, and consultants.

“Direct Claim” means a Claim that does not result from a Third-Party Claim.

“Disclosure Letter” is defined in Article VI.

“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to or connected with this Agreement or the Transaction, including any dispute, controversy or claim concerning the existence, validity, interpretation, performance, breach, or termination of this Agreement, the relationship of the Parties arising out of this Agreement, or the Transaction.

“Effective Time” is defined in Section 1.2.

“Enhanced Activities” is defined in Section 3.2(a).

“Environmental Arbitrator” is defined in Section 5.2(d).

“Environmental Assessment” is defined in Section 3.2(a).

“Environmental Consultant” is defined in Section 5.1(a).

“Environmental Defect” is defined in Section 5.5.

“Environmental Defect Adjustment” is defined in Section 5.1(c)(i).

“Environmental Defect Notice” is defined in Section 5.5.

“Environmental Defect Property” is defined in Section 5.1(b).

“Environmental Disputed Matters” is defined in Section 5.2(c).

“Environmental Law” is defined in Section 5.5.

“Environmental Permit” means any Permit required by or issued pursuant to any Environmental Law.

“Equipment” is defined in Section 1.3(c).

“Estimated Net Casualty Loss” is defined in Section 8.4(a).

“Excluded Assets” is defined in Section 1.4.

“Execution Date” is defined in the preamble.

“Final Purchase Price” is defined in Section 13.1.

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“Final Settlement Date” is defined in Section 13.1.

“Final Settlement Statement” is defined in Section 13.1.

“GAAP” mean generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means (a) any federal, state, local, municipal, tribal or other government, (b) any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or other taxing power, and (c) any court or governmental tribunal.

“Hazardous Substances” is defined in Section 5.5.

“Hedge Contract” means any Contract to which Seller is a party with respect to any swap, forward, future, put, call, floor, cap, collar option or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving or settled by reference to one or more rates, currencies, commodities (including Hydrocarbons), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions or any derivative instrument as defined in Accounting Standards Codification Section 815.

“Huffman Litigation” means the lawsuit described on Schedule 6.1(g) of the Disclosure Letter.

“Hydrocarbons” is defined in Section 1.3(a).

“Imbalances” means over-production or under-production or over-delivery or under-delivery with respect to Hydrocarbons produced from the Assets, regardless of whether the same arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or any other location, including any imbalances under gas balancing or similar agreements, production handling agreements, processing agreements, and/or gathering or transportation agreements.

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits (including franchise Tax and any capital gains, alternative minimum Taxes, net worth and any Taxes on items of Tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (b) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax described in clauses (a) or (b) above, and (d) and any penalties, additions to Tax, and interest levied or assessed with respect to a Tax described in (a), (b), or (c).

“Indemnified Party” is defined in Section 14.7(b).

“Indemnifying Party” is defined in Section 14.7(b).

“Indemnity Threshold” is defined in Section 14.4(b).

“Individual Title Threshold” is defined in Section 4.2(f).

“Interest Addition” is defined in Section 4.3(a).

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“Interest Addition Amount” is defined in Section 4.3(c).

“Interest Addition Notice” is defined in Section 4.3(b).

“Knowledge” means (a) with respect to Seller, the actual knowledge of a person having supervising management authority over the matters to which such knowledge pertains, after due investigation; provided, however, Seller does not and will not have any duty (express or implied) to contact any third-Person operator of any of the Assets; and (b) with respect to Buyer, the actual knowledge of a person having supervising management authority over the matters to which such knowledge pertains, after due investigation.

“Lands” is defined in Section 1.3(a).

“Law” means any applicable statute, law (including common law), rule, regulation, requirement, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Authority.

“Leases” is defined in Section 1.3(a).

“Losses” and “Loss” are defined in Section 14.3(d).

“Lowest Cost Response” is defined in Section 5.5.

“Material Agreements” is defined in Section 6.2(b).

“NORM” is defined in Section 5.5.

“NRI” is defined in Section 4.1(c)(1).

“Net Acres” means, as computed separately with respect to each Lease, (i) Seller’s Working Interest in the Lease multiplied by (ii) the number of gross acres covered by the Lease multiplied by (iii) the undivided interest in the oil and gas mineral fee estate in the land covered by the Lease.

“Outside Date” is defined in Section 11.1(b).

“Parties” and “Party” are defined in the preamble.

“Permit” means any credit, permit, license, approval, waiver, or similar qualification or authorization issued or given by any Governmental Authority.

“Permitted Encumbrances” is defined in Section 4.1(d).

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority, or any other entity.

“Plugging and Abandonment Obligations” means any and all responsibility and liability for the following, arising out of or relating to the Assets, whether before, on or after the Effective Time: (a) the necessary and proper plugging, replugging and abandonment of the Wells; (b) the necessary and proper removal, abandonment, and disposal of all structures, pipelines, equipment, operating inventory, abandoned property, trash, refuse, and junk located on or comprising part of the Assets; (c) the necessary and proper capping and burying of all associated flow lines located on or comprising part of the Assets in connection with any plugging, replugging or abandonment of the Wells; (d) to the extent not covered by

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clause (b) above, the necessary and proper removal, abandonment and decommissioning of any facilities comprising part of the Assets; and (e) the necessary and proper restoration of the surface and subsurface (including any required reclamation) to the condition required by applicable Laws of any Governmental Authority and contracts.

“Preliminary Settlement Statement” is defined in Section 2.3(b).

“Production Taxes” means all ad valorem, property, production, severance and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom but not including Income Taxes or Transfer Taxes.

“Property Expenses” is defined in Section 2.3(c).

“Purchase Price” is defined in Section 2.1.

“Records” is defined in Section 1.3(f).

“Rejection Notice” is defined in Section 5.2(a).

“Release” is defined in Section 5.5.

“Remediate” and “Remediation” are defined in Section 5.5.

“Remediation Costs” is defined in Section 5.5.

“Representatives” means any stockholders, members, managers, officers, directors, employees, agents, and representatives of a Party.

“Required Consent” is defined in Section 4.5(b).

“Restricted Asset” is defined in Section 4.5(b).

“Restricted Information” is defined in Section 8.2(c).

“Retained Liabilities” is defined in Section 14.2.

“Scheduled Closing Date” is defined in Section 12.1.

“Seller” is defined in the preamble.

“Seller Fundamental Representations” means the representations and warranties of Seller in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.1(e), 6.1(f), and 6.2(f).

“Seller Indemnified Parties” means Seller, its Affiliates, its and their Representatives, and each such Person’s successors and assigns.

“Seller Parent Guarantee” means the Seller Parent Guarantee dated as of the Execution Date, in form and substance similar to Exhibit G.

“Seller Taxes” means any (a) Income Taxes imposed by any applicable Law on Seller, Seller’s Affiliates or any consolidated, combined or unitary group of which Seller is or was a member, including all Income Taxes imposed with respect to all items of income, gain, loss and deduction with respect to the

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Assets through the Closing Date (including all gain recognized on the sale of the Assets pursuant to this Agreement); (b) any Production Taxes allocable to Seller under Section 9.1; and (c) any Taxes (other than Income Taxes and Production Taxes) attributable to the ownership or operation of the Assets prior to the Effective Time except to the extent such other Taxes resulted in a downward adjustment in the final determination of the Final Purchase Price.

“Supporting Documentation” is defined in Section 4.2(c).

“Tax” or “Taxes” means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales taxes, harmonized sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, goods and services taxes, franchise taxes, gross receipts taxes, occupation taxes, real or personal property taxes, production taxes, land transfer taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, and other taxes, levies, and assessments of the same or of a similar nature to any of the foregoing.

“Tax Allocation Schedule” is defined in Section 9.4.

“Tax Benefit” is defined in Section 14.11.

“Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, claims for refund or other written information of or with respect to any Tax, including any and all attachments, amendments, and supplements thereto.

“TE-NORM” is defined in Section 5.5.

“Third-Party Claim” is defined in Section 14.7(c)(1).

“Title Arbitrator” is defined in Section 4.4.

“Title Defect” is defined in Section 4.2(a).

“Title Defect Adjustment” is defined in Section 4.2(d)(1).

“Title Defect Notice” is defined in Section 4.2(c).

“Title Defect Property” is defined in Section 4.2(c).

“Title Defect Value” is defined in Section 4.2(b).

“Title Disputed Matters” is defined in Section 4.2(e).

“Transaction” is defined in Section 2.1(a).

“Transaction Documents” means the Assignment and the other documents and agreements to be delivered by the Parties pursuant to Article XII hereof.

“Transfer Taxes” means any and all transfer taxes (excluding Income Taxes and Production Taxes), including sales, use, excise, goods and services, stock, conveyance, registration, securities

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transactions, real estate or land transfer, stamp, documentary, notarial, filing, recording, license, authorization and similar taxes, levies, and assessments.

“Wells” is defined in Section 1.3(b).

“Willful Breach” means a breach that is a consequence of an intentional act undertaken by the breaching Party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

“Working Interest” is defined in Section 4.1(c)(1).

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